===============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                       ------------------------------

                                 FORM S-4EF
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                       ------------------------------

                                 GBT Bancorp
           (Exact name of registrant as specified in its charter)

       Massachusetts                     6711                  04-3413276
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
    of incorporation or        Industrial Classification   Identification No.)
       organization)                 Code Number)


                                2 Harbor Loop
                       Gloucester, Massachusetts 01930
                               (978) 281-6270
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          DAVID L. MARSH, President
                                 GBT Bancorp
                                2 Harbor Loop
                       Gloucester, Massachusetts 01930
                               (978) 281-6270
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:
                            DAVID F. HANNON, ESQ.
                 Craig and Macauley Professional Corporation
                            Federal Reserve Plaza
                             600 Atlantic Avenue
                         Boston, Massachusetts 02210
                               (617) 367-9500

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [X]
                       ------------------------------

                       CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                               Proposed
                                                               maximum          Proposed maximum
Title of each class of securities to be    Amount to be   offering price per   aggregate offering      Amount of
              registered                   registered*          unit**              price**         registration fee
--------------------------------------------------------------------------------------------------------------------

Common Stock, no par value.............      827,323            $20.00           $16,546,460.00        $4,881.21

====================================================================================================================

<F*>  The number of shares of Common Stock stated above is the maximum number of such shares which may be issued upon consummation of the
      Merger Agreement.
<F**> Calculated in accordance with Rule 457(f)(1) on the basis of the market value of the Common Stock, $5 par value, of Gloucester Bank &
      Trust Company on March 20, 1998.
====================================================================================================================

                                 GBT BANCORP

                            Cross Reference Sheet
                  pursuant to Item 501 of Registration S-K
                 (Showing the location in the Prospectus of
                responses to the Items of Part I of Form S-4)


Item
No.     Caption                                           Heading in Prospectus
----    -------                                           ---------------------

1.      Forepart of Registration Statement and            Facing Page of Registration
        Outside Front Cover Page of Prospectus            Statement, Cross Reference Sheet,
                                                          Outside Front Cover Page of
                                                          Prospectus.

2.      Inside Front and Outside Back Cover               Inside Front Cover Page of
        Pages of Prospectus                               Prospectus, "TABLE OF CONTENTS"

3.      Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information                     "SUMMARY"

4.      Terms of the Transaction                          "SUMMARY," "REORGANIZATION-PLAN
                                                          OF ACQUISITION," "DESCRIPTION
                                                          OF THE BANK'S COMMON STOCK,"
                                                          "DESCRIPTION OF THE HOLDING
                                                          COMPANY'S COMMON STOCK"

5.      Pro Forma Financial Information                   N/A

6.      Material Contact with the Company                 "REORGANIZATION-PLAN OF
        Being Acquired                                    ACQUISITION"

7.      Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters                                N/A

8.      Interests of Named Experts and Counsel            N/A

9.      Disclosure of Commission Position on              "REORGANIZATION-PLAN OF
        Indemnification for Securities Act Liabilities    ACQUISITION - Other Considerations"

10.     Information with Respect to S-3
        Registrants                                       N/A

11.     Incorporation of Certain Information
        by Reference                                      N/A

12.     Information with Respect to S-2 or
        S-3 Registrants                                   N/A




13.     Incorporation of Certain Information
         by Reference                                     N/A

14.     Information with Respect to Registrants
        Other than S-3 or S-2 Registrants                 "HISTORY AND BUSINESS - The Bank,"
                                                          "REGULATION AND SUPERVISION,"
                                                          "MARKET PRICE AND DIVIDENDS -
                                                          Holding Company Stock," "FINANCIAL
                                                          MATTERS -Selected Financial Data,"
                                                          "REORGANIZATION-PLAN OF ACQUISITION -
                                                          Description of Reorganization Plan,"
                                                          "LITIGATION"

15.     Information with Respect to S-3
        Companies                                         N/A

16.     Information with Respect to S-2 or S-3
        Companies                                         N/A

17.     Information with Respect to Companies
        Other than S-3 or S-2 Companies                   "HISTORY AND BUSINESS - The Bank,"
                                                          "REGULATION AND SUPERVISION," "MARKET
                                                          PRICE AND DIVIDENDS - Bank Stock,"
                                                          "FINANCIAL MATTERS - Selected
                                                          Financial Data," "SECURITY OWNERSHIP -
                                                          The Bank," "LITIGATION"

18.     Information if Proxies, Consents or
        Authorizations are to be Solicited                "THE MEETING," REORGANIZATION-PLAN OF
                                                          ACQUISITION - Rights of Dissenting
                                                          Shareholders," "MANAGEMENT," "SECURITY
                                                          OWNERSHIP," "MISCELLANEOUS MATTERS"

19.     Information if Proxies, Consents or
        Authorizations are not to be Solicited or in
        an Exchange Offer                                 N/A

-------------------------------------------------------------------------------
"N/A" means omitted because the answer is negative or the item is not applicable.

                                 GBT BANCORP
                                2 Harbor Loop
                      Gloucester, Massachusetts  01930
                               (978) 281-6270

                               827,323 SHARES

                         COMMON STOCK (NO PAR VALUE)

                       ______________________________

                       PROXY STATEMENT AND PROSPECTUS
                       ______________________________

      This Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies by the management of Gloucester Bank & Trust Company (the "Bank") in connection with the Special Meeting in Lieu of the Regular Annual Meeting of Shareholders of the Bank to be held on May 23, 1998 to consider and act upon the acquisition of the Bank by GBT Bancorp (the "Holding Company"), pursuant to which all the outstanding shares of common stock of the Bank would be exchanged for shares of common stock of the Holding Company on the basis of seven shares of the common stock of the Holding Company, no par value, for each share of the common stock of the Bank, par value $5.00. This Proxy Statement has been mailed to all holders of record of the common stock of the Bank as of the close of business on March 31, 1998. The cost of soliciting the proxies will be borne by the Bank. The Holding Company has filed a Registration Statement with the Securities and Exchange Commission covering the shares of common stock of that corporation to be issued in connection with the acquisition of the Bank by the Holding Company. This Proxy Statement also constitutes a "prospectus" and has been filed with the Securities and Exchange Commission as part of the Registration Statement. Please see page vi "Risk Factors" for a description of certain risks in connection with the shares of the Holding Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE COMMISSIONER OF BANKS FOR THE COMMONWEALTH OF MASSACHUSETTS NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE COMMISSIONER OF BANKS FOR THE COMMONWEALTH OF MASSACHUSETTS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF STOCK OF THE HOLDING COMPANY OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR COMPANY.

     The date of this proxy statement and prospectus is April 14, 1998.

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Summary                                                                   iii
The Meeting                                                                 1
Election of Directors                                                       2
  Information about Nominees                                                3
  Executive Officers                                                        4
  Beneficial Ownership of Bank Stock by Nominees and Officers               4
  Committees                                                                5
  Remuneration of Officers and Directors                                    6
Election of the Secretary of the Bank                                       7
Ratification of the Selection of Independent Accountants                    7
Reorganization- Plan of Acquisition                                         8
  Reasons for Reorganization                                                8
  Description of the Reorganization Plan                                   10
  Federal Tax Consequences                                                 12
  Rights of Dissenting Shareholders                                        13
  Certain Conditions of Acquisition                                        14
  Differences in Shareholders' Rights                                      14
  Other Considerations                                                     20
History and Business                                                       21
  The Bank                                                                 21
  The Holding Company                                                      21
Regulation and Supervision                                                 22
Market Price and Dividends                                                 23
  Bank Stock                                                               23
  Holding Company Stock                                                    23
Financial Matters                                                          24
  Selected Financial Data                                                  24
  Capitalization                                                           25
Management                                                                 26
  Transactions with Management of Continuing Bank                          26
Description of Bank's Common Stock                                         26
  Dividend Rights                                                          26
  Voting Rights - Cumulative Voting                                        26
  Liquidation Rights                                                       26
  Preemptive Rights                                                        26
  Dissenters' Rights                                                       27
  Control Share Acquisitions                                               27
  Other Matters                                                            27
Description of the Holding Company's Common Stock                          27
  Dividend Rights                                                          27
  Voting Rights                                                            27
  Liquidation Rights                                                       27
  Preemptive Rights                                                        28
  Dissenters' Rights                                                       28
  Control Share Acquisitions                                               28
  Other Matters                                                            29
Financial Statements                                                       29
Litigation                                                                 29
Stockholder Proposals                                                      29
Miscellaneous Matters                                                      29
Legal Opinions                                                             30
Exhibit A - Plan of Acquisition
Exhibit B - Certain Provisions of M.G.L.A. Chapter 156B Relating to
 Dissenters' Rights
Exhibit C - Certain Provisions of Certificate of Incorporation of
 Holding Company
Exhibit D - Certain Provisions of By-Laws of the Holding Company

      Shareholders of the Holding Company will receive annual reports of the financial condition and results of operations of the Holding Company, which reports will be audited and prepared on a consolidated or unconsolidated basis in the discretion of the Board of Directors from time to time.

      UNTIL JULY 13, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROXY STATEMENT AND PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR THE COMMISSIONER OF BANKS FOR THE COMMONWEALTH OF
MASSACHUSETTS NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE COMMISSIONER OF BANKS FOR THE COMMONWEALTH OF MASSACHUSETTS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Proxy Statement and Prospectus. Certain capitalized terms in this Summary are defined elsewhere herein. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information in this Proxy Statement and Prospectus and the documents referred to herein.

The Companies

      Gloucester Bank & Trust Company ("Bank") is a Massachusetts trust company that conducts a general commercial banking business primarily in Gloucester, Massachusetts. The Bank offers general retail banking services, commercial and consumer loans, and other banking services. The principal executive office of the Bank is located at 2 Harbor Loop, Gloucester, Massachusetts, 01930, and its telephone number is (978) 281-6270. See "HISTORY AND BUSINESS - The Bank."

      GBT Bancorp ("Holding Company") has recently been incorporated under the laws of the Commonwealth of Massachusetts for the purpose of becoming a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. The principal executive office of Holding Company is located at 2 Harbor Loop, Gloucester, Massachusetts 01930, and its telephone number is (978) 281-6270. See "HISTORY AND BUSINESS-The Holding Company."

The Meeting

      Time, Date and Place. The Bank's Special Meeting in Lieu of the Regular Annual Meeting of Shareholders will be held on May 23, 1998 at 10:00 A.M., local time, at 72-74 Rogers Street, Gloucester, Massachusetts, 01930 (hereinafter referred to as the "Special Meeting"). See "THE MEETING."

      Record Date, Shares Entitled to Vote. Holders of Bank common stock of record at the close of business on March 31, 1998 are entitled to notice of, and to vote at, the Bank's Annual Meeting and any adjournments thereof. On December 31, 1997, there were 118,189 shares of Bank common stock outstanding. See "THE MEETING."

      Purposes of Meeting. The shareholders of the Bank are being asked to elect directors, to elect the Secretary of the Bank, and to ratify the Board of Directors' appointment of Shatswell, MacLeod & Co. as the Bank's independent auditor for 1998. The shareholders of the Bank are also being asked to approve the Plan of Acquisition whereby all the outstanding shares of Bank common stock would be acquired by the Holding Company, in exchange for shares of Holding Company common stock, pursuant to Section 26B of Chapter 172 of the Massachusetts General Laws. See "REORGANIZATION-PLAN OF ACQUISITION-Description of the Reorganization Plan."

      Vote Required. Consummation of the acquisition requires the approval of two-thirds of the outstanding shares of common stock of the Bank. Approximately 21.585% of the outstanding shares of common stock of the Bank are owned by the executive officers and Directors of the Bank. The Bank has been advised that all of its executive officers and Directors intend to vote their shares of Bank common stock for approval of the Plan of Acquisition. See "REORGANIZATION-PLAN OF ACQUISITION-Description of the Reorganization Plan."

The Acquisition

      Effect of Acquisition. Under the Plan of Acquisition, the Holding Company would become the owner of all of the outstanding shares of Bank common stock and each outstanding share of Bank common stock (other than dissenting shares) would be converted into seven shares of Holding Company common stock, no par value. The acquisition will become effective on the date specified in the Plan of Acquisition, provided all statutory conditions are satisfied. See "REORGANIZATION-PLAN OF ACQUISITION-Description of the Reorganization Plan."

      Recommendations of the Board of Directors. The Board of Directors of the Holding Company and the Bank both unanimously recommend votes for approval of the Plan of Acquisition.

Federal Income Tax Consequences

      The acquisition is designed to result in the exchange by the Bank's shareholders of their Bank common stock for Holding Company common stock on a tax-free basis. An opinion as to the federal tax consequences of the transaction has been obtained from Craig and Macauley Professional Corporation, special counsel to the Bank and the Holding Company. See "REORGANIZATION-PLAN OF ACQUISITION-Federal Income Tax Consequences."

Dissenters' Rights

      Under the Plan of Acquisition and Massachusetts law, a shareholder of the Bank who has given written notice at or prior to the Special Meeting that he dissents from the Plan of Acquisition, shall, upon compliance with certain statutory procedures, be entitled to receive the fair value in cash of his Bank common stock, as determined in accordance with Massachusetts law. See "REORGANIZATION-PLAN OF ACQUISITION-Rights of Dissenting Shareholders."

Selected Financial Data

      The following table sets forth selected historical per share data for the Bank. Data concerning the Holding Company is omitted because the Holding Company has had no operating history. All figures are calculated on the basis of 118,189 shares.

Gloucester Bank & Trust Company
Historical Per Share Data

                                             Year Ended December 31
                                 ----------------------------------------------
                                  1997      1996      1995      1994      1993
                                  ----      ----      ----      ----      ----

Book Value per share             $72.97    $66.80    $62.37    $57.70    $53.64
Cash Dividends paid per share    $ 4.00    $ 4.00    $ 4.00    $ 2.00    $ 0.00
Net Income Per Share             $10.17    $ 8.43    $ 8.67    $ 6.06    $ 2.64

      Pro forma financial information regarding the Holding Company after its acquisition of the Bank is not presented since it would involve no meaningful change in the data shown above.

Comparative Market Price

      Shares of the Bank's stock are held by approximately 303 record holders, and are infrequently traded. Trading prices from July, 1996 through March, 1998 ranged, to the Bank's knowledge, from $60.50 to $142. See "MARKET PRICE AND DIVIDENDS-Bank Stock."

      Data concerning the market value of Holding Company shares is omitted because the Holding Company has had no operating history and none of its shares has been traded. See "MARKET PRICE AND DIVIDENDS-Holding Company Stock."

Certain Legal Matters

      The acquisition is subject to the requirements of Massachusetts and Federal banking statutes, rules and regulations, which provide that the acquisition may not be consummated without the approval of the Commissioner of Banks for the Commonwealth of Massachusetts and the Federal Reserve Board. See "REORGANIZATION-PLAN OF ACQUISITION-Description of the Reorganization Plan."

Comparison of Common Stock

      The Bank, as a Massachusetts trust company, is regulated under Massachusetts banking laws. The Holding Company, as a Massachusetts corporation, is governed by the corporate laws of the Commonwealth of Massachusetts. Because of the difference in the laws, shareholders of the Bank who become shareholders of the Holding Company as a result of the acquisition may have different rights. See "REORGANIZATION-PLAN OF ACQUISITION-Differences in Shareholders' Rights."

Risk Factors

      The transaction contemplated by the Plan of Acquisition is principally designed to reorganize the corporate structure of the Bank in order to conduct the business of the Bank as a wholly owned subsidiary of a registered bank holding company. The transaction, if consummated, will not represent any material change in the nature of the business conducted by the Bank.

      Presented below are certain "risk factors" associated with the combined business of the Holding Company and the Bank which may be present as a result of the Bank's reorganization of its business structure, through the consummation of the transaction contemplated by the Plan of Acquisition, into a subsidiary of the Holding Company. These risk factors represent those identified by the Board of Directors of the Bank and may not represent all of the risk factors associated with the transaction contemplated by the Plan of Acquisition.

      Company's Financial Condition. Shareholders electing to receive Holding Company stock for Bank stock do so without the ability of analyzing the historical financial performance of the Holding Company. The Holding Company is a newly formed Massachusetts corporation and has no history of financial performance. The Holding Company's financial condition immediately following the effective date of the acquisition contemplated by the Plan of Acquisition will depend on the operation and profitability of the Bank at the time of and after the effective date of the reorganization. As the Holding Company continues to operate in the future, additional factors may affect its profitability, including, among others: (i) businesses started or acquired by the Holding Company other than the Bank;
(ii) the nature of federal or state laws and regulations applicable to the Holding Company; and (iii) the effect of management.

      Banking Institutions. The financial services industry, and banking in particular, has undergone a complex deregulation process. Interest rate limitations on what banks may pay to depositors have been phased out; "regional" interstate banking pacts and "true interstate" banking, allowing financial institutions to cross state lines, have been and will continue to be enacted nationally and in many states; and competition has increased among banks and other companies to provide traditional banking services. These changes have resulted in increased competition for a market share of the financial services industry. The Holding Company and the Bank will be affected by these changes in the future. The conduct of the Bank's business as a subsidiary of the Holding Company may increase the ability to compete in this newly deregulated environment.

      Anti-takeover Provisions. The Holding Company's Articles of Organization and By-Laws contain provisions intended to be "anti-takeover" in nature as discussed above, including a supermajority vote provision, fair price provision, and additional items. The presence of all of these provisions may have the effect of discouraging outside offers for the shares of the Holding Company and may also give management more control over the acceptance or rejection of business combination transactions than otherwise. Such provisions may have certain negative effects. See "REORGANIZATION-PLAN OF ACQUISITION-Differences in Shareholders' Rights."

                                 THE MEETING

      This Proxy Statement and Prospectus is furnished to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Gloucester Bank & Trust Company (the "Bank") to be used at a Special Meeting in Lieu of the Regular Annual Meeting of Shareholders of the Bank to be held at 72-74 Rogers Street, Gloucester, Massachusetts 01930, May 23, 1998 at 10:00 A.M. and at any adjournments thereof (the "Special Meeting").

      The close of business on March 31, 1998 has been fixed as the record date for determining shareholders of the Bank entitled to notice of and to vote at the Special Meeting. There is one authorized class of stock of the Bank, $5.00 par value common stock. As of the record date, the number of shares of common stock outstanding and entitled to vote at the Special Meeting was 118,189.

      The following table sets forth certain information as of the record date with respect to all individuals known to the Bank to be the beneficial owner of more than 5% of the outstanding common stock of the Bank:

                                 Number of Shares
Name and Address of Owner    Beneficially Owned(a)(b)    Percent of Outstanding Shares
-------------------------    ------------------------    -----------------------------

   David L. Marsh                  6,079.327(c)                     5.144%

   Robert J. Ryan, Sr.             8,063.0(d)                       6.822%

--------------------
<Fa>  Based upon information provided to the Bank by the indicated persons.
<Fb>  Under applicable Federal regulations, a person is treated as the beneficial owner of a security if the person, directly or indirectly
      (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security.  A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days.  Unless indicated in another footnote to this tabulation, each person has sole voting and investment power with respect to the shares set forth opposite his or her name.
<Fc>  6,000  shares are held in the name of CABAS; 79.327 shares are held in the name of Gloucester Bank & Trust Company 401(k) Plan.
<Fd>  All shares are held jointly with his spouse.

      The affirmative vote of a majority of the shares of common stock of the Bank represented at the Special Meeting is required to elect directors, to elect a Secretary of the Bank, and to ratify the Board of Directors' appointment of Shatswell, MacLeod & Co. as the Bank's independent auditor for 1998.

      The affirmative vote of two-thirds of the outstanding shares of common stock of the Bank is necessary for the ratification and confirmation of the Plan of Acquisition hereinafter described.

      Execution of the enclosed proxy will not affect the shareholder's right to attend the meeting and vote in person, since a shareholder giving a proxy has the power to revoke it by delivering a notice of revocation, or a duly executed proxy bearing a later date, to the Bank at any time before the proxy is exercised at the meeting.

      The accompanying proxy is solicited by the Board of Directors of the Bank. The expense of solicitation will be borne by the Bank. To the extent necessary to assure sufficient representation of the shareholders at the meeting, officers and employees of the Bank may personally, by telephone or by other means, contact shareholders to request the return of proxies. Such officers and employees will receive no additional compensation for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy material to beneficial owners in order to solicit authorizations for the execution of proxies. The Bank may, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such material.

                            ELECTION OF DIRECTORS

      The By-Laws of the Bank provide that the Board of Directors shall be composed of those persons who are elected as Directors from time to time. The Bank's Board of Directors presently consists of seven members. At the Special Meeting, seven Directors are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified.

      It is proposed by the Board of Directors that the seven individuals named below will be nominated for election as Directors to serve until the 1999 Annual Meeting of Shareholders and for such further time as may be required for the election and qualification of their successors. Unless returned proxies properly indicate that authority to vote for nominees is withheld, all proxies received by the Bank in time for the 1998 meeting will be voted in favor of the election of the following seven nominees. In the event any of the nominees unexpectedly become unable or unwilling to accept nomination for election, the persons named in the accompanying form of proxy and authorized to vote in the election will vote the shares represented by executed proxies in favor of the nomination and election of such substitute nominees as the Board of Directors of the Bank may select.

Information About Nominees

      Opposite the name of each nominee in the following table is shown (1) his age; (2) Bank offices held; (3) date on which his term of office as a Director of the Bank began; and (4) his business experience during the past five years, current occupation and employment. Each Director is elected to serve for a term of one year or until his successor is elected and qualified. No Director holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

                                                        Director
                                                         of the         Business Experience During Past
                                                          Bank           5 Years; Current Occupation or
         Name              Age    Bank Offices Held      Since             Employment; Directorship
         ----              ---    -----------------     --------        -------------------------------


Charles J. Ciaramitaro     58          Director           1986      Vice President and Treasurer of
                                                                    Capt. Joe & Sons, Inc.
Francis J. Elliott, Jr.    47          Director           1986      President of Elliott Shipping Co.;
                                                                    Chairman of the Board of Directors,
                                                                    Gloucester Seafood Workers' Pension
                                                                    and Health & Welfare Funds
Kenneth W. Gleason         59          Director           1995;     President, Gleason Refrigerated Services
                                                          1986-
                                                          1993
David L. Marsh             57      President, CEO,        1986      President/CEO and Director, Gloucester
                                       Director                     Bank & Trust Company; Treasurer,
                                                                    Gloucester Investment Corp; Organizer,
                                                                    GB&T Association; President, Bank of
                                                                    New England - North Shore; President,
                                                                    DM Seafoods
Nicholas C. Psalidas       69          Director           1986      President, Cape Ann Marketplace and A
                                                                    & N Liquors, Inc.; President, Monty
                                                                    Liquors, Inc.
Robert J. Ryan, Sr.        73      Chairman of the        1986      Retired President, Atlantic Seafoods
                                  Board of Directors
Donald E. Sudbay, Jr.      46          Director           1994      General Manager, Sudbay Pontiac
                                                                    Cadillac Buick GMC, Inc.

      During 1997, there were 28 meetings of the Board of Directors, consisting of 12 regular monthly meetings, four Strategic Planning special meetings and twelve Watched Assets meetings. Each Director attended in 1997 more than 60% of the total number of Board meetings and meetings of committees of which he was a member.

      Bank Directors receive a monthly retainer of $200, $350 for each Board of Directors meeting attended, and $200 for each committee meeting attended. The Chairman of the Board also receives another $12,000 per year.

Executive Officers

      Robert J. Ryan, Sr. is Chairman of the Board of the Bank, David L. Marsh is President and Chief Executive Officer of the Bank and Kevin W. Nunes is the Senior Vice President and Chief Financial Officer. The officers of the Holding Company will initially be Robert J. Ryan, Sr., Chairman of the Board, David L. Marsh, President and Chief Executive Officer, Kevin W. Nunes, Treasurer and Marianne Smith, Clerk.

      All of the nominees were elected by the shareholders at the 1997 Annual Meeting.

Beneficial Ownership of Bank Stock by Nominees and Officers

      The following table and related notes set forth information as of the record date regarding common stock of the Bank beneficially owned by each nominee for Director of the Bank and by all Directors and executive officers of the Bank as a group.

Name of Individual          Number of Shares         Percent of
or Persons in Group        Beneficially Owned    Outstanding Shares
-------------------        ------------------    ------------------

Charles J. Ciaramitaro        1,500.0(a)               1.269%
Francis J. Elliott, Jr.       2,000.0(b)               1.692%
Kenneth W. Gleason            5,500.0                  4.654%
David L. Marsh                6,079.327(c)             5.144%
Nicholas C. Psalidas          2,000.0(d)               1.692%
Robert J. Ryan, Sr.           8,063.0(e)               6.822%
Donald E. Sudbay, Jr.           100.0                  0.085%
All Directors and
Principal Officers as a
Group (8 persons)(f)         25,510.971               21.585%

--------------------
<Fa>  Includes 1,300 shares held jointly with his spouse, 100 shares held jointly with his son, Frank, and 100 shares held jointly with his daughter, Felicia.
<Fb>  All shares are held jointly with his spouse.
<Fc>  6000  shares are held in the name of CABAS; 79.327 shares are held in the name of Gloucester Bank & Trust Company 401(k) Plan.
<Fd>  All shares are held jointly with his spouse.
<Fe>  All shares are held jointly with his spouse.
<Ff>  Totals include 268.644 shares owned by Richard J. Edelstein, Sr. Vice
      President, Loans, held in the 401(K) plan.

      Consummation of the acquisition will not affect the amount and percentage of present holdings of any of the 5% beneficial shareholders, Directors, or Directors and executive officers as a group indicated in the tables above.

Committees
----------

      The Bank does not have a standing nominating committee. Members of the Board of Directors serve on three of the standing committees of the Board of Directors, consisting of the Audit Committee, Compensation Committee and Investment Committee. The Board of Directors also has a Loan Committee. All members of the Loan Committee are officers of the Bank. Each of the four committees of the Board of Directors of the Bank is described below. The Board of Directors, at its monthly meetings, ratifies the actions taken by these committees.

      The members of the Audit Committee during fiscal year 1997 were Donald
E. Sudbay, Jr., Chairman, Charles J. Ciaramitaro, Francis J. Elliott, Jr., Kenneth W. Gleason, David L. Marsh, Nicholas C. Psalidas, Robert J. Ryan, Sr., and Stephen R. Parkhurst, ex-officio. The Audit Committee functions include reviewing the annual audited financial statements of the Bank and the scope of the annual audit. The Audit Committee also monitors the Bank's internal accounting controls and recommends an independent auditor to the Board of Directors. The Audit Committee met three times during 1997.

      The Compensation Committee during fiscal year 1997 consisted of Robert
J. Ryan, Sr., Chairman, Charles J. Ciaramitaro, Francis J. Elliott, Jr., Kenneth W. Gleason, David L. Marsh, Nicholas C. Psalidas, and Donald E. Sudbay, Jr. The Compensation Committee recommends to the Board of Directors compensation for the Bank's officers and employees. The Compensation Committee does not have regularly scheduled meetings. The Compensation Committee has met once during 1998 and met once during 1997.

      The members of the Investment Committee during fiscal year 1997 were Francis J. Elliott, Jr., Chairman, Charles J. Ciaramitaro, Kenneth W. Gleason, David L. Marsh, Nicholas C. Psalidas, Robert J. Ryan, Sr., Donald
E. Sudbay, Jr., and Kevin W. Nunes, ex-officio. Its responsibilities include evaluating the maturity structure of the Bank's assets and liabilities and reviewing the Bank's investment and liquidity position. The Investment Committee met three times during 1997.

      The members of the Loan Committee during fiscal year 1997 were Richard
J. Edelstein, Chairman, Lavina C. Calomo, Madith C. Ferrant, Linda Geyer, David L. Marsh, George H. Roark, Robert Rosen, and Michael Sanborn. Members of the Loan Committee are appointed annually. The responsibilities of the Loan Committee include evaluating and approving or disapproving loans in excess of an individual officer's lending limit. The lending authority of the Loan Committee is reviewed annually by the Board of Directors. The Loan Committee met weekly during 1997.

Remuneration of Directors and Officers
--------------------------------------

      The following table provides certain summary information concerning compensation paid or accrued by the Bank to or on behalf of the Bank's Chief Executive Officer for the year ended December 31, 1997.


Name and Principal Position     1997 Year Salary($)    Bonus($)    Other Annual Compensation($)
---------------------------     -------------------    --------    ----------------------------

David L. Marsh, President
 and Chief Executive Officer         $122,308            $-0-                  $-0-


      The Bank has entered into an Employment Agreement with David L. Marsh, President and Chief Executive Officer of the Bank which commenced January 1, 1986 and which specifies the employee's duties and minimum compensation during the period of the Employment Agreement. The Employment Agreement is for a three year term and is presently extended for one additional year on each anniversary of the commencement date, unless prior notice is given by either party. Employment by the Bank shall terminate upon the employee's resignation, death, disability, or for "cause" as defined. The Bank is required to make additional payments to the employee if (a) employment is involuntarily terminated by the Bank for any reason except for "cause", (b) employment is terminated by the employee following the failure of the Board of Directors to elect the employee to the offices of President and Chief Executive Officer of the Bank, (c) the Bank fails to comply with the terms of the Employment Agreement, or (d) the Bank elects to not extend the term of the Employment Agreement. During the term of the Employment Agreement and for one year afterwards, the employee cannot compete with a Bank within its market area.

      The Bank has also entered into a Special Termination Agreement with Mr. Marsh regarding termination of employment by the Bank subsequent to a "change in control" of the Bank, as defined in the Special Termination Agreement. Following the occurrence of a change in control, if (a) the employee's employment is terminated by the Bank for any reason other than death, deliberate dishonesty, conviction of a crime involving moral turpitude or (b) the employee resigns (while not receiving disability or benefits) subsequent to a significant change in the nature or scope of his responsibilities, a reasonable determination by the employee that he is unable to perform his responsibilities, or a decrease in total annual compensation paid to the employee, then the employee is entitled to a lump sum payment from the Bank approximately equal to three times his average annual compensation for the previous five years. If Mr. Marsh is entitled to receive benefits under both his Employment Agreement and Special Termination Agreement, he must choose the agreement under which he will claim benefits. The formation of the Holding Company is not a change in control under the Special Termination Agreement.

      In 1995, the Bank established a defined contribution "401K" plan for the benefit of its employees. The plan covers substantially all of the Bank's employees who have completed twelve (12) consecutive months in which they have worked 1000 hours of service and attained the age of 21. Employees are allowed to contribute up to the lesser of 15% of their compensation or $10,000 annually. The Board may make a matching contribution to the plan. The Bank contributed $25,157 to the plan in 1997 and $23,921 to the plan in 1996.

      In 1995, the Bank changed its defined benefit pension plan to a multi-employer defined benefit pension plan. The plan covers employees who have one year of service and have attained the age of 21. The Bank contributed to the plan and charged to expense $122,873 and $135,733 in the years ended December 31, 1997 and 1996, respectively.

      The Bank's policy is to make contributions to its pension plan within the maximum deductible limits of Section 404 of the IRS Code in accordance with ERISA funding standards.

                    ELECTION OF THE SECRETARY OF THE BANK

      Massachusetts law requires that the Secretary of the Bank be elected by the stockholders at their annual meeting or at a special meeting called for that purpose. At the Special Meeting, a Secretary of the Bank will be elected to serve until the next annual meeting and until his or her successor is duly elected and qualified. Management of the Bank has nominated Kevin W. Nunes, for election as Secretary at the Special Meeting.

      Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Kevin W. Nunes as Secretary as the nominee of management. The Board of Directors believes that Mr. Nunes will stand for election and will serve if elected as Secretary. However, if he fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

      The affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy at the Special Meeting is necessary to elect the nominee for Secretary of the Bank.

                      RATIFICATION OF THE SELECTION OF
                           INDEPENDENT ACCOUNTANTS

      The Board of Directors proposes that its appointment of Shatswell, MacLeod & Co. as the Bank's independent auditors for 1998 be ratified by the stockholders. The firm of Shatswell, MacLeod & Co. has served as the Bank's independent auditors since 1989, and the Board of Directors has selected Shatswell, MacLeod & Co. to serve in that capacity for 1998, subject to ratification by the stockholders, in the belief that they are well qualified.

      The affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy at the Special Meeting is necessary to ratify the selection of Shatswell, MacLeod & Co. as the Bank's independent auditors for 1998.

                     REORGANIZATION-PLAN OF ACQUISITION

      The proposed Plan of Acquisition, if adopted, would result in the reorganization of the business of the Bank as a wholly-owned subsidiary of GBT Bancorp, a newly formed holding company which is a Massachusetts corporation (the "Holding Company"). Shareholders of the Bank would receive common stock of the Holding Company in exchange for their present holdings of stock in the Bank at the rate of seven shares of common stock of the Holding Company, no par value, for each share of common stock of the Bank, par value $5.00.

      The Board of Directors of the Bank has unanimously approved and recommends that the Bank's shareholders approve the reorganization of the Bank as described below by voting for the ratification and confirmation of the Plan of Acquisition hereinafter described.

Reasons for the Reorganization

      The Board of Directors of the Bank is of the opinion, after careful consideration of various alternatives, that the reorganization of the Bank as a wholly-owned subsidiary of a one-bank holding company is in the best interest of shareholders because it best places the Bank in a position to meet and solve the needs of its present and potential customers while maintaining its status as an independent bank. While some increased costs, consisting primarily of increased administration expenses occasioned by the operation of the Holding Company, increased reporting requirements of regulatory agencies, and increased taxes resulting from the taxation of the Holding Company as a Massachusetts corporation, will result from the operation of the Holding Company, it is thought that these would be amply justified for the reasons herein described.

      It is believed that the Holding Company would provide a more flexible corporate structure. Most notably, for example, the Holding Company can more readily repurchase stock and issue different classes of stock. It is further believed that the flexibility afforded by the proposed corporate structure would permit a more efficient utilization of the resources, facilities and special skills of the Bank. Thus, the Bank directly, as well as the subsidiaries of the Holding Company, will be able to compete more effectively in performing the banking and related services which the Bank presently offers. At the same time, the Holding Company may, through other subsidiaries to the extent permitted by law and regulation, enter a broader range of financial product markets and adopt, and more readily furnish, newly developed and more diversified financially-related services.

      It is further believed that operational options will be enhanced by the adoption of a one-bank holding company vehicle. Some existing functions of the Bank could be undertaken by subsidiaries of the Holding Company. Similarly, new services could be offered by other subsidiaries of the Holding Company.

      Under the terms of the Bank Holding Company Act of 1956, as amended, and the regulations thereunder, the Holding Company is limited in the services which it may provide. Generally, only such services as are found by the Board of Governors of the Federal Reserve System to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, may be performed by the Holding Company. A bank holding company may engage in such permitted activities directly or through one or more subsidiaries. Such activities currently include, among others, (1) making or acquiring loans that could be made by mortgage, finance, credit card or factoring companies,
(2) performing the functions of a trust company, (3) acting as an investment or financial advisor, (4) leasing real or personal property in certain situations, (5) making investments to promote community welfare, and (6) providing data processing and transmission services. There is presently pending legislation before Congress which if passed and signed by the President would expand the number and scope of activities in which a bank holding company may engage.

      There are, however, no present plans under consideration to transfer any activities of the Bank to subsidiaries of the Holding Company, to acquire existing companies or to form any new subsidiaries of the Holding Company. Any activity which other subsidiaries of the Holding Company might hereafter undertake will, of course, be carefully weighed in light of prudence, the best interest of shareholders, requirements of present and future customers and the limitations on activities imposed by applicable laws.

      In addition to the reasons of increased flexibility of operations described above, the Board of Directors believes that the formation of a holding company is appropriate at this time because of the protection which a holding company can afford the Bank and its shareholders against unwanted or unattractive takeover attempts. There is little doubt that the present time is a time of unprecedented change in the banking industry.

      The regulated character of the banking industry would not preclude a takeover bidder from acquiring voting control of the Bank and merging it into another bank or operating it as a subsidiary of another bank holding company. While such a reorganization of the Bank might be accomplished on terms favorable to the Bank's shareholders, the acquiring entity's incentive to negotiate with the Bank's Board of Directors would be diminished to the extent that the acquiring entity possessed voting control of the Bank, since in that case the acquiring entity would control both parties to the transaction. As a result, such a reorganization could be accomplished on terms unfavorable to the Bank's shareholders or in a manner which would preclude a proper evaluation of the merits of the proposed transaction in light of alternatives.

      While the Bank is not aware of being the target of any takeover attempt, it has been a matter of concern to your Board of Directors to provide a measure of protection to the Bank and its shareholders against a takeover bid for the Bank which might, in the opinion of the Board of Directors and shareholders, not represent adequately the value of the Bank. For this reason, as indicated in "Differences in Shareholders' Rights" below, the corporate structure of the Holding Company has been designed to make the Bank less vulnerable to an unfriendly takeover attempt.

      The Holding Company has been organized with a corporate structure which would make it more difficult to acquire control of the Holding Company's Board of

Directors over a short period of time by acquiring a controlling block of the Holding Company's stock, thereby increasing the time which the shareholders and Directors of the Holding Company would have to consider the benefits and drawbacks of, and alternatives to, a proposed acquisition of the Holding Company. Since the Bank would be a wholly-owned subsidiary of the Holding Company, control of the Bank could be obtained by obtaining control of the Holding Company.

      It is believed that the use of the holding company vehicle in conjunction with certain corporate governance provisions which serve to encourage takeover bidders to negotiate a proposed acquisition of the Bank with the Board of Directors of the Holding Company will enable management to negotiate from a position of strength in connection with any such proposal and will permit shareholders to adequately consider the merits of and alternatives to any such proposal.

      The specific provisions of the Holding Company's Articles of Organization and By-Laws which will result in differences between the rights of holders of the Bank's stock and the rights of holders of the Holding Company's stock are discussed below under "Differences in Shareholders' Rights." Since the reorganization plan will result in the exchange of shares of the Bank's stock for shares of the Holding Company's stock, shareholders are urged to study carefully the discussion contained therein.

      At present, the Bank's authorized capital is 1,000,000 shares of common stock, of which 118,189 shares are outstanding. The Holding Company will have 4,000,000 shares of authorized common stock, of which 3,172,677 shares will remain unissued after 827,323 shares of common stock are issued in exchange for shares of the Bank's common stock. These shares will be available for issuance from time to time for any proper corporate purpose without further action by shareholders of the Holding Company. There are, at present, no plans, arrangements or commitments for the issuance of such shares.

Description of the Reorganization Plan

      The Holding Company has been organized at the direction of the Bank and will acquire, at the time the acquisition becomes effective, all of the outstanding shares of Bank common stock, and the shareholders of the Bank will automatically become owners of seven shares of common stock of the Holding Company for each share of common stock of the Bank held by them.
The Holding Company has outstanding one share of common stock, no par value, which has been issued to the firm of Craig and Macauley Professional Corporation for consideration of $1.00. This share will be repurchased by the Holding Company for a cash price equal to that paid by such firm as soon as the acquisition is completed. The reorganization plan is proposed to be accomplished pursuant to the terms of a Plan of Acquisition, a copy of which is annexed hereto as Exhibit A (the "Plan of Acquisition") and which is incorporated herein by reference. The charter, name, Directors, officers, employees and By-Laws of the Bank will not be affected by consummation of the Plan of Acquisition. The property, rights, powers and franchises and the debts, liabilities, obligations and duties of the Bank will not be affected by consummation of the Plan of Acquisition.

      Consummation of the acquisition requires the affirmative vote of two-thirds of the shares of common stock of the Bank and the approval of the Commissioner of Banks for the Commonwealth of Massachusetts ("Commissioner of Banks"), the approval of the Board of Governors of the Federal Reserve System, and is subject to other conditions specified in the Plan of Acquisition. In accordance with applicable state and federal laws and the Plan of Acquisition, the acquisition will become effective (the "Effective Date") at 12:01 a.m. on the first business day following the date on which the Bank and the Holding Company advise the Commissioner of Banks in writing that all conditions precedent to the acquisition becoming effective have been satisfied and that the Plan of Acquisition has not been abandoned by the Bank or the Holding Company in accordance with the provisions thereof. The business of the Bank will then be carried on as a subsidiary of the Holding Company and the Bank shall continue to have the same Directors, officers and personnel and the same offices and properties.

      With the exception of certain shareholders of the Bank who may have elected to receive cash rather than Holding Company stock in exchange for their shares, the distribution of ownership in the Holding Company after the acquisition will be identical to the distribution of ownership in the Bank just prior to the acquisition.

      Upon consummation of the acquisition, shareholders of the Bank will become shareholders of the Holding Company. Outstanding certificates for shares of common stock of the Bank will represent shares of common stock of the Holding Company. Shareholders of the Bank will be entitled to exchange their present share certificates for new certificates evidencing shares of common stock of the Holding Company. All shareholders will be notified in writing of the date of the consummation of the acquisition and will be instructed at that time as to the procedure for exchanging their present share certificates for new certificates. Bank personnel will be made available at that time to assist any shareholder with such exchange. Until so exchanged, the certificates for shares of common stock of the Bank will represent the Holding Company shares into which the Bank shares have been converted; PROVIDED, HOWEVER, THAT THE HOLDING COMPANY AT ANY TIME MAY WITHOLD ANY DIVIDENDS DECLARED UPON THE HOLDING COMPANY COMMON STOCK WITH RESPECT TO SHARES REPRESENTED BY UNEXCHANGED CERTIFICATES UNTIL SUCH CERTIFICATES ARE PRESENTED FOR EXCHANGE, AT WHICH TIME THE DIVIDENDS SO WITHHELD ON SUCH SHARES SHALL BE PAID WITHOUT INTEREST.

      With the exception of shareholders of the Bank who have elected to receive cash rather than Holding Company stock in exchange for their shares, the distribution of ownership in the Holding Company after the acquisition will be identical to the distribution of ownership in the Bank just prior to the acquisition.

      In the event the proposed acquisition is not consummated, the expenses of the reorganization plan, including the cost of organizing the Holding Company, will be assumed by the Bank.

Federal Tax Consequences

      The Bank and the Holding Company have received a written opinion from Craig and Macauley Professional Corporation, special counsel, substantially to the effect that, for federal income tax purposes:

      1. The transaction contemplated by the Plan of Acquisition will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

      2. No gain or loss will be recognized by a Bank shareholder receiving solely shares of Holding Company stock in exchange for all of his or her common stock of the Bank.

      In connection with the opinion, representations were made to Craig and Macauley Professional Corporation by Bank management to the following effect: that there was no plan or intention by Bank shareholders owning more than 1% of the shares of the Bank common stock and the management of the Bank knows of no plan or intent on the part of the remaining holders of Bank common stock to sell or dispose of shares of Holding Company stock that Bank shareholders will be entitled to receive in the acquisition that would reduce the number of shares of Holding Company stock held after the acquisition by former Bank shareholders to a number of shares having the value at the time of the acquisition of less than 50% of the total value of all shares of Bank stock outstanding immediately before the acquisition.
For these purposes cash paid to dissenting shareholders, if any, will be considered cash received on sale or disposition of Holding Company stock that such shareholders are entitled to receive in the acquisition.

      Shareholders of the Bank should be aware of the following: such an opinion of counsel is subject to satisfaction of representations and conditions stated in the opinion; such an opinion relies upon the facts set forth or referred to in the opinion, including facts stated or represented by responsible officers of the Bank; and an opinion of counsel is not binding upon the Internal Revenue Service or the courts.

      No information is provided herein with respect to the tax consequences of the acquisition under any applicable state, local or foreign tax laws. Therefore, tax consequences for any particular Bank shareholder may be affected by matters not discussed herein.

      SHAREHOLDERS MUST CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THEIR FEDERAL INCOME TAX CONSEQUENCES ARISING FROM THE ACQUISITION WITH RESPECT TO THE HOLDING COMPANY STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

      Those Bank shareholders who properly exercise their dissenters rights will receive cash in exchange for their Bank stock. Such cash payments will be treated and received as distributions in redemption of their Bank stock subject to the provisions and limitations of Internal Revenue Code, Section 302 (concerning distributions and redemptions of stock) and Section 318 (concerning constructive stock ownership rules). Gain, if any, will be recognized to each dissenting Bank shareholder in the amount of the excess of the cash received over the adjusted tax basis of the shares of Bank stock surrendered. Any gain will be recognized as a capital gain, and any loss will be recognized as a capital loss, provided the Bank stock surrendered is a capital asset in the hands of such dissenting Bank shareholder on the effective date of the reorganization.

Rights of Dissenting Shareholders

      Section 7 of the Plan of Acquisition and Massachusetts law provide that any holder of Bank common stock (1) who files with the Bank, before the taking of the vote on the approval of the Plan of Acquisition, written objection to the Plan of Acquisition stating that he intends to demand payment for his shares if the Plan of Acquisition is consummated and (2) whose shares are not voted in favor of the Plan of Acquisition, may obtain such payment from the Bank by complying with the provisions of Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts. A brief summary of such reference to such sections which are included in this Proxy Statement and Prospectus as Exhibit B, is as follows: A holder of Bank common stock intending to enforce his right to receive payment for his shares must file with the Bank before the vote on the Plan of Acquisition, written objection to the proposed Plan of Acquisition stating that he intends to demand payment for his shares if the Plan of Acquisition is consummated and must not vote in favor of the Plan of Acquisition at the Special Meeting. Within ten days after the Plan of Acquisition becomes effective, the Bank will give written notice of such effectiveness by registered or certified mail to each holder of Bank common stock who files such written objection, except any holder of Bank common stock who voted for the Plan of Acquisition. Within 20 days after the mailing of such notice, any holder of Bank common stock to whom the Bank was required to give such notice may make written demand for payment for his shares from the Bank and in such event the Bank will be required to pay to him the fair value of his shares within 30 days after the expiration of the period during which such demand may be made. If during such 30-day period the Bank and the dissenting holder of the Bank common stock fail to agree as to the fair value of such shares, the Bank or such stockholder may, within four months after such 30-day period, have the fair value of the stock of all dissenting stockholders determined by judicial proceedings. Upon making such written demand for payment, the dissenting stockholder shall not thereafter be entitled to notices of meetings, to vote, or to dividends unless no suit is filed within four months to determine the value of the stock, any such suit is dismissed as to that stockholder, or the stockholder withdraws his objection in writing with the written approval of the Holding Company. Absent illegality or fraud, the enforcement by a dissenting stockholder of his right to receive payment for his Bank common stock in the manner provided by Sections 85 through 98 of Chapter 156B of the General Laws of Massachusetts shall be his exclusive remedy.

      The foregoing does not purport to be a complete statement of the procedures to be followed by holders of Bank common stock desiring to exercise their right to dissent from the Plan of Acquisition and, in view of the fact that exercise of such right requires strict adherence to the relevant provisions of the General Laws of Massachusetts, each stockholder who may desire to exercise such right is advised individually to consult such laws and comply with the provisions thereof. A copy of the relevant provisions of the General Laws of Massachusetts is attached as Exhibit B.

      The Bank's special counsel has advised the Bank that the receipt of amounts by dissenting shareholders in payment for their shares as aforesaid may result in the recognition of gain or loss under the Federal income tax and other income tax laws. Provided that the number of dissenting shareholders is not significant, the acquisition will be treated for accounting purposes as a pooling transaction. See "FINANCIAL MATTERS - Capitalization."

Certain Conditions of the Acquisition

      The Plan of Acquisition provides that it shall not become effective until all of the following first shall have occurred: (i) the Plan of Acquisition shall have been approved by a vote of the holders of two-thirds of the outstanding Bank common stock, (ii) the Plan of Acquisition shall have been approved by the Commissioner of Banks, (iii) the Board of Governors of the Federal Reserve System shall have approved the formation of the Holding Company, (iv) the Bank and the Holding Company shall have received a favorable ruling from the Internal Revenue Service or an opinion of counsel as provided above under "Federal Income Tax Consequences," and
(v) the Bank and the Holding Company shall have obtained any other necessary consents or approvals. The Plan of Acquisition may not be amended after this Special Meeting without the approval of the holders of two-thirds of the outstanding Bank common stock and the approval of the Commissioner of Banks.

      The Plan of Acquisition provides that it may be terminated by the Board of Directors of the Bank if, among other things, (i) the number of shares of common stock of the Bank voted against the acquisition, or in respect of which written notice is given purporting to dissent from the acquisition, shall make consummation of the acquisition unwise; (ii) any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed acquisition; (iii) any action, consent or approval which is necessary to permit the Bank after the acquisition to conduct all or any part of the business and activities of the Bank shall not have been obtained; (iv) the opinion of counsel relating to federal tax matters shall not have been obtained as provided above under "Federal Tax Consequences;" or (v) for any other reason consummation of the acquisition is inadvisable.

Differences In Shareholders' Rights

      One of the results of the proposed reorganization is that the shareholders of the Bank, whose rights are governed by Massachusetts banking law and by the Articles of Organization and By-Laws of the Bank, will become shareholders of the Holding Company, whose rights will be governed by Massachusetts law and by the Articles of Organization and By-Laws of the Holding Company. The statutes and court decisions with respect to rights of shareholders of organizations incorporated under these two laws present certain points of difference. The Holding Company has been incorporated in Massachusetts. The Holding Company's principal office will continue to be in Gloucester, Massachusetts.

      Holding Company stock will be non-assessable whereas Bank common stock is subject to assessment under Massachusetts laws governing trust companies. After consummation of the Plan of Acquisition, any such assessment would be paid by the Holding Company as holder of all of the outstanding shares of Bank common stock. The issuance of additional shares of Bank common stock is subject to the approval of the Commissioner of Banks, whereas additional shares of Holding Company stock can be issued without such approval. In addition, other types of actions which, if taken by the Bank would require the approval of the Commissioner of Banks, may upon consummation of the Plan of Acquisition be taken by the Holding Company without such approval.

      Additionally, the right of a shareholder to transfer his shares of Holding Company stock is different than the right of a holder of Bank common stock. Acquisitions of Holding Company stock are subject to the provisions of Chapter 110D of the Massachusetts General Laws, which govern control share acquisitions. However, the voting rights, dividend rights, liquidation rights, and preemptive rights of holders of Bank common stock and Holding Company common stock are substantially the same. See "DESCRIPTION OF THE BANK'S COMMON STOCK" and "DESCRIPTION OF THE HOLDING COMPANY'S COMMON STOCK."

      In addition to the foregoing summary of differences in shareholders' rights under the different Massachusetts law, various provisions of the Articles of Organization and By-Laws of the Holding Company have been prepared with the intention of maintaining the Bank's status as an independent bank by making it more difficult to acquire voting control of the Board of Directors of the Holding Company, thereby making it more difficult to acquire control of the Bank. The following is a description of the differences in the rights of shareholders of the Holding Company and the rights of shareholders of the Bank which result from such provisions, followed in each case by a discussion of the effect the provisions would have on the rights of shareholders of the Holding Company. The descriptions contained in this Proxy Statement and Prospectus of various provisions of the Articles of Organization and By-Laws of the Holding Company are intended only as summaries of such provisions and are qualified by reference to the text of such provisions, which are set forth in their entirety as Exhibits C and D to this Proxy Statement and Prospectus.

      1. Under the Articles of Organization of the Holding Company, the Board of Directors of the Holding Company will be divided into three approximately equal classes to be designated, respectively, Class 1, Class 2, and Class 3. Each initial Class 1 director will hold office until the Annual Meeting of Shareholders to be held in 1999, each initial Class 2 director will hold office until the Annual Meeting of Shareholders to be held in 2000, and each initial Class 3 Director will hold office until the Annual Meeting of Shareholders to be held in 2001, and, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death. Upon expiration of the term of office of each initial Director as aforesaid, each class of Directors will be elected for a term of three years. Thus, only one class of Directors will be elected hereafter at each Annual Meeting of Shareholders of the Holding Company, with the remaining classes continuing their respective three-year terms. The provision of the Holding Company's Articles of Organization which sets forth the division of the Board into three classes may be amended only by the affirmative vote of at least 80% of the shares of each class of stock of the Holding Company outstanding and entitled to vote.

      The advantage of this type of provision from the perspective of protecting the interests of shareholders of the Holding Company in the event of a takeover bid is that it extends the time required to make any change in control of the Board of Directors and thus tends to encourage negotiations with the Board of Directors in connection with attempted takeovers. A change in control of the Board of Directors of the Bank can be made by a simple majority (or less, if cumulative voting rights are exercised) of the Bank's shareholders at a single annual meeting. With the classification of the Board of Directors, the holder of a majority of the stock of the Holding Company could not effect a change in the control of the Board of Directors at fewer than two shareholders' meetings unless the holder had obtained sufficient voting strength to amend the provisions of the Holding Company's Articles of Organization relating to classification of Directors. In addition, because certain actions by the Holding Company require the approval of more than a simple majority of the Board of Directors, as more fully described elsewhere in this Proxy Statement and Prospectus, the holder of a majority of the stock of the Holding Company could not obtain control of the Board of Directors sufficient to accomplish certain corporate actions until it had exercised its voting rights at three consecutive Annual Meetings of Shareholders.

      A possible disadvantage of a classified board is that it may be viewed as tending to perpetuate management of the Holding Company and the members of the Board of Directors in their positions because of the additional time required to change control of the Board. The existence of a classified board will increase the amount of time required for a takeover bidder to obtain control of the Holding Company without the approval of the Board of Directors and as a result may discourage certain takeover bids, including some which might be viewed favorably by shareholders.

      The Board believes that any such disadvantage is outweighed by the consideration that a classified board will assist the Bank in maintaining its status as an independent bank. The Board believes, in addition, that the use of a classified board will give the Holding Company's Board stability and continuity.

      2. With certain limited exceptions, Massachusetts banking statutes governing the Bank require the approval of two-thirds of the capital stock of the Bank and the approval of the Commissioner of Banks in connection with
(i) any merger or consolidation of the Bank with any other bank, other than a national banking association, located in New England, (ii) the sale or exchange of all or substantially all of the Bank's assets to or with another trust company; and (iii) the voluntary liquidation or dissolution of the Bank. Other transactions, including a merger or consolidation of the Bank with a national banking association, may be accomplished without the approval of the Commissioner of Banks, upon the vote of the holders of two-thirds of the Bank's capital stock, while the Bank may generally issue common stock if both the Commissioner of Banks and the holders of at least a majority of the Bank's common stock have approved.

      Under Article 6, Section 5 of the Holding Company's Articles of Organization, none of the above-described transactions could be entered into by the Holding Company unless one of the following conditions shall have been met: (i) the transaction shall have been approved by at least 80% of the total number of shares of stock of the Holding Company entitled to vote on the matter and by at least a majority of the total number of shares of stock of the Holding Company entitled to vote on the matter not owned by the entity which is a party to the transaction, or any subsidiary or affiliate thereof (the "Receiving Entity"); (ii) the transaction shall have been approved by at least 80% of the members of the Board of Directors of the Holding Company not affiliated with the Receiving Entity (hereinafter the "Unaffiliated Directors"); (iii) the transaction shall have been approved by a majority of the Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of the Holding Company's stock; or
(iv) the transaction shall have been approved by the holders of at least a majority of the shares of each class of stock of the Holding Company entitled to vote on the matter and by at least a majority of the shares of each class of stock of the Holding Company entitled to vote on the matter not owned by the Receiving Entity or any stockholder of the Receiving Entity, and the aggregate of the cash and fair market value of all consideration to be paid to holders of the common stock of the Holding Company is equal to a Premium Price described in the next paragraph. The provisions of the Holding Company's Articles of Organization which set forth the requirements for approval of the above-described transactions may not be amended except by the affirmative vote of at least 80% of the shares of each class of stock of the Holding Company outstanding and entitled to vote.

      The Premium Price provisions referred to in (iv) above basically require that the Receiving Entity pay the Holding Company's remaining shareholders an amount equal to the greater of (a) the highest price paid per share by the Receiving Entity in acquiring any of the Holding Company's stock; or (b) an amount which is at least four times the per share book value of the Holding Company's common stock as of the last day of the most recent fiscal quarterly period of the Holding Company preceding the date of the vote of shareholders approving the transaction in question; provided, however, that the consideration to be paid to the holders of the common stock of the Holding Company shall be in the same form as that paid by the Receiving Entity in acquiring the shares of the common stock held by it except to the extent that any stockholder of the Holding Company shall otherwise agree.

      The advantage of these provisions from the perspective of protecting the interests of shareholders of the Holding Company is that it provides an incentive to potential takeover bidders to engage in negotiations with the Board of Directors before initiating a takeover attempt so that any acquisition of the Holding Company may be arranged on terms as favorable as possible to the shareholders.

      One possible disadvantage of this provision, from the point of view of shareholders, is that a minority of stockholders could prevent the Holding Company from entering any of the described transactions by refusing to approve the transaction in question. Because this provision would tend to discourage certain takeover bids and would encourage other takeover bidders to negotiate with the Board of Directors, it may be viewed as tending to assist the Board of Directors, and consequently management as well, to retain their present positions.

      The Board believes that the advantages which will accrue to shareholders of the Holding Company by virtue of this provision in terms of additional bargaining strength in the event of a takeover attempt outweigh any potential which this provision may have for discouraging tender offers which might be viewed by shareholders as beneficial.

      3. There is no provision of the Bank's Articles of Association or By-Laws which specifies the circumstances under which Directors of the Bank may be removed from office by shareholders and there is similarly no provision of the Massachusetts banking statutes which specifies such circumstances.

      Under the By-Laws of the Holding Company, shareholders would have the right to remove Directors of the Holding Company from office only for cause, which would be limited to (a) an adjudication by a court that a Director has been negligent or has engaged in deliberate misconduct in carrying out his duties to the Holding Company; (b) a determination by the remaining Directors that a Director has acted in derogation of his duties to the Holding Company; (c) conviction of a Director of a felony; (d) the granting by a court to a Director of immunity to testify in a criminal proceeding in which another is convicted of a felony; (e) a determination by the remaining Directors that a Director is mentally incompetent; or (f) failure of a Director to fulfill the qualifications for Directors hereinafter described. The provisions of the Holding Company's By-Laws which set forth the circumstances under which Directors may be removed by shareholders may be amended only by the affirmative vote of at least 80% of the shares of each class of stock of the Holding Company outstanding and entitled to vote, or by the affirmative vote of at least 80% of the Directors then in office.

      The advantage of such a provision from the perspective of protecting the interests of shareholders of the Holding Company in the event of a takeover bid is that it precludes the removal of Directors unless removal is justified for reasons other than a desire to obtain control of the Board of Directors. In order for a takeover bidder to obtain control of the Holding Company, it must control a majority of the Board of Directors and, in order to accomplish certain acts subject to greater voting requirements under the Holding Company's Articles of Organization, a greater percentage than a majority. One method of obtaining the necessary voting control to obtain these latter ends where a takeover bidder has acquired sufficient shares to elect only a majority of the Board of Directors is for the takeover bidder to remove Directors without cause and fill the vacancies thus created. The requirement that a specified cause be shown before a Director may be removed prevents this from happening, thus encouraging takeover bidders to obtain the cooperation of the existing Board.

      This provision of the Holding Company's By-Laws will make the removal of Directors more difficult and thus may be thought to perpetuate present management since the Board of Directors has the power to retain and discharge management. On balance, the Board of Directors believes that this provision is warranted because it will ensure that Directors of the Holding Company will not be removed from office for reasons unrelated to their performance of their duties.

      4. Under Massachusetts banking statutes, at least three-quarters of the Directors of the Bank must be citizens of and reside in Massachusetts. In addition, each Director must own capital stock of the Bank or a holding company of the Bank with an aggregate par value of not less than $1,000. Under the By-Laws of the Holding Company, unless waived by the affirmative vote of at least two-thirds of the shareholders or two-thirds of the Directors then in office, each Director: (a) may not be or have been for a period of at least six months prior to the date of his election, an officer or Director of any bank (except for a subsidiary of the Holding Company), any bank holding company or any entity in competition with the Holding Company or the Bank, and (b) must have been a United States Citizen for at least six months.

      This provision is intended to make it difficult for a takeover bidder to assemble a slate of Directors on the assumption that a potential takeover bidder is more likely than not to be a competing bank or bank holding company. By making the task of assembling a slate of Directors more difficult, it is thought that takeover bidders will be more inclined to negotiate with the Board of Directors prior to commencing a tender offer, thus increasing the bargaining strength of the Board to the ultimate benefit of the shareholders.

      The Board feels that the qualifications required of Directors by the Holding Company's By-Laws will help to maintain the Bank's status as an independent bank following the formation of the Holding Company, and consequently are preferable to the qualifications required of Directors of the Bank under the Massachusetts banking laws, which present no genuine obstacle to a takeover bidder.

      5. Under Massachusetts banking statutes, the Board of Directors of the Bank must consist of no fewer than seven and no more than twenty-five Directors. There are currently seven members of the Bank's Board of Directors, and shareholders of the Bank may vote at any time to increase the number of Directors up to the maximum number permitted by law. Under the By-Laws of the Holding Company, neither the shareholders nor the Directors of the Holding Company could vote to increase the size of the Board by more than two Directors in any one year.

      The advantage of this provision from the point of view of protecting the interests of shareholders in the event of a takeover attempt is that this restriction would prevent a takeover bidder from circumventing the provisions of the Holding Company's Articles of Organization which classify the Board of Directors into three classes, with one class being elected in each year. A takeover bidder which would otherwise have to exercise its voting control at two Annual Meetings could, by voting for the creation of additional directorships, obtain control of the Board of Directors in a shorter period of time than would otherwise be the case under the staggered system for the election of Directors. The takeover bidder would then be in a position to exercise voting control of the Board of Directors to the potential detriment of shareholders in connection with the takeover bid.

Other Considerations

      Under the tax laws of Massachusetts (where more than 89% of the Bank's shareholders reside), the taxation of dividends on capital stock is the same with respect to stock of Massachusetts trust companies as it is with Massachusetts business corporations. There is no Massachusetts personal property tax on the capital stock of Massachusetts business corporations or trust companies. In other jurisdictions, however, capital stock of Massachusetts trust companies may be exempt from property taxes, or dividends thereon may be exempt from taxation, whereas shares of bank holding companies may not be so exempt. Under the laws of some jurisdictions, shares of common stock of the Holding Company may not be legal investments for certain categories of investors, whereas shares of common stock of the Bank are legal investments for such investors.

      Each Director, officer, employee or agent or former Director, officer, employee or agent of the Holding Company, and each person who has served at the request of the Holding Company ("Requested Capacity") as a Director, officer, employee or agent of another entity in which the Holding Company owns shares or of which it is a creditor is indemnified under the By-Laws of the Holding Company against expenses or loss provided that no indemnification shall be provided for any person with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Holding Company. The Holding Company may purchase and maintain indemnity insurance, to the extent permitted by Massachusetts law, on behalf of any person who is or was a Director, officer, employee or agent of the Holding Company or is or was serving in a Requested Capacity of another entity.

      The bank has no similar provision in its Articles and By-Laws as to indemnification of officers, Directors or employees of the Bank.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, officers and controlling persons of the Holding Company pursuant to the aforementioned By-Law provision, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

      In addition to the indemnification provisions described above, Article 6, Section 8 of the Holding Company's Articles of Organization imposes certain limitations on the ability of the Holding Company and its shareholders to recover monetary damages from the Holding Company's Directors for breach of fiduciary duty by such Directors in their capacity as Director. Directors of the Holding Company continue to have liability to the Holding Company and its stockholders for monetary damages for any breach of fiduciary duty involving (i) breaches of the duty of loyalty to the Holding Company or its stockholders, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law,
(iii) liability under Sections 61 or 62 of Chapter 156B of the Massachusetts General Laws (involving certain dividends or stock repurchases), or (iv) any transaction from which the Director derived an improper personal benefit. Equitable remedies such as an injunction or rescission also continue to be available. There is no provision of the Articles of Association of the Bank which is similar in legal effect to Article 6,
Section 8 of the Holding Company's Articles of Organization.

                            HISTORY AND BUSINESS

The Bank

      The Bank was organized in 1986 as a Massachusetts trust company. The Bank conducts the normal operations of an independent commercial bank offering a full range of banking services including the acceptance of individual, nonprofit, municipal and business demand and savings deposits, as well as NOW accounts and individual retirement accounts, the making of commercial, real estate, installment and other loans, and the offering of automated teller services.

      As of December 31, 1997, the Bank employed 34 full-time and 7 part-time employees. During the past five years, the Bank has not consummated any merger, consolidation or other acquisition of assets.

      The banking business in the market area served by the Bank is highly competitive. The Bank competes actively with other Banks as well as other financial institutions engaged in the business of accepting deposits or making loans, such as savings and loans associations and mutual savings banks and finance companies.

      The Bank's service area is generally limited to the community of Gloucester. The City of Gloucester is a well-developed financial community. In addition to the Bank, there are six thrifts and other commercial banks in Gloucester. The Bank's total assets on December 31, 1997 were $112,875,000.

      The Bank does not derive a material portion of its deposits from a single depositor or a few depositors, nor is a material portion of the Bank's loan portfolio concentrated within a single industry or group of related industries so as to have a possibly materially adverse effect on the business of the Bank. The Bank's business is not seasonal. As of December 31, 1997, commitments under standby letters of credit aggregated approximately $436,000.

      The Bank's main office (8,800 sq. feet) at 2 Harbor Loop, Gloucester, Massachusetts is owned by the Bank and the Bank leases the land and building for the computer facility located at 72-74 Rogers Street, Gloucester, Massachusetts (11,800 sq. feet).

The Holding Company

      The Holding Company was incorporated on March 24, 1998 as a business corporation under Chapter 156B of Massachusetts General Laws, pursuant to the authorization and direction of the Directors of the Bank. The Holding Company has applied to the Board of Governors of the Federal Reserve System for prior approval to become a bank holding company upon consummation of the Acquisition, and has entered into the Plan of Acquisition with the Bank. To date, the Holding Company has engaged in no business other than as necessary and incidental to effecting the acquisition with the Bank pursuant to the Plan of Acquisition. There is no established public market for the Holding Company Stock and none is expected to develop as a result of the Acquisition. The Holding Company owns no property.

      Upon consummation of the Acquisition, the Holding Company will be a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, with the Bank as its wholly-owned subsidiary. The Holding Company will have corporate power to engage in such activities as are permitted to business corporations under Chapter 156B of the Massachusetts General Laws, subject to the limitations of the Bank Holding Company Act and regulations thereunder of the Board of Governors of the Federal Reserve System. In general, the Bank Holding Company Act and regulations restrict the Holding Company with respect to its own activities and activities of any subsidiaries to the business of banking or such other activities which are closely related to the business of banking. See "REORGANIZATION - PLAN OF ACQUISITION - Reasons for the Reorganization."

                         REGULATION AND SUPERVISION

      The Bank is, and will be, subject to regulation by the Massachusetts Commissioner of Banks, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation. The business of the Bank is, and will continue to be, subject in certain cases to state laws applicable to banks.

      The Holding Company and its subsidiaries will be affiliates of the Bank under federal law and as such will be subject to examination by the Board of Governors of the Federal Reserve System for the purpose of determining the effect of the relations between the Bank and such affiliates upon the affairs of the Bank. The Federal Reserve Act also imposes certain restrictions on loans by the Bank to the Holding Company, on investments by the Bank in stock or securities of the Holding Company, on the taking by the Bank of such stock or securities as collateral security for loans to any borrower, and on certain other activities. By virtue of such relationship with the Bank, the Holding Company and its subsidiaries may under certain circumstances be subject to restrictions imposed by federal law with respect to engaging in certain aspects of the securities business. In addition, affiliates of the Bank will be subject to examination at the discretion of the Commissioner of Banks for the Commonwealth of Massachusetts.

      Under the Bank Holding Company Act of 1956, as amended, no corporation may become a bank holding company as defined therein, without prior approval of the Board of Governors of the Federal Reserve System. The Holding Company will also have to secure prior approval of the Board of Governors of the Federal Reserve System if it wishes to acquire voting shares of any other bank, if after such acquisition it would own or control more than 5% of the voting shares of such bank. The Holding Company is also limited under the Bank Holding Company Act of 1956, as amended, as to the types of business in which it may engage.

      The Holding Company will, in addition, become a bank holding company subject to Massachusetts law if it acquires control of 25% or more of the voting stock of another bank in addition to the Bank.

                         MARKET PRICE AND DIVIDENDS

Bank Stock

      Shares of the Bank's stock are currently held by approximately 303 record holders. The Bank's common stock is not registered under Section 12 of the Securities Exchange Act of 1934. There is only limited trading activity in such shares. To the Bank's knowledge, the shares of the Bank's common stock are traded at infrequent, irregular intervals, with 27,981 shares traded in 42 transactions during 1996 and 19,611 shares traded in 52 transactions during 1997. During that period, to the Bank's knowledge, shares were traded at prices ranging between $60.50 and $122.00. To the Bank's knowledge, there have been 5,610 shares traded in 14 transactions in 1998 at prices ranging between $135.125, and $142.00.

      The following table sets forth cash dividends paid by the Bank in 1996, 1997 and 1998.

                    Cash Dividends
          Date       (per share)
          ----      --------------

        03/15/96     $ .50
        06/15/96       .50
        09/15/96       .50
        12/16/96       .50
        12/16/96      2.00 EXTRA
        03/14/97       .75
        06/16/97       .75
        09/15/97       .75
        12/15/97       .75
        12/15/97      1.00 EXTRA
        03/16/98       .75

Holding Company Stock

      The Holding Company is newly organized and does not have any history of operations as of the date of this Proxy Statement and Prospectus. There is currently no established trading market for the Holding Company Stock and there can be no guarantee that such a market will develop.

      It is expected that cash dividends of the Holding Company after consummation of the acquisition will be delivered and paid on approximately the same schedule as that followed with respect to recent cash dividends on the common stock of the Bank. The Holding Company's future dividends will depend upon its earnings, financial condition and other factors. At the outset, it is anticipated that the monetary requirements of the Holding Company for expenses as well as dividends will be obtained from dividends paid by the Bank. The amount of available dividends the Bank will be allowed to pay the Holding Company is limited and subject to laws and strict government regulations, and in some instances may require prior approval of regulatory agencies.

                              FINANCIAL MATTERS

Selected Financial Data

      The following table presents a summary of the major components of the Bank's financial statements for each of the five years ended December 31, 1997. All information concerning the Bank should be read in conjunction with other financial statements and related notes previously provided by the Bank.

                                                         Year ended December 31
                                          -----------------------------------------------------
                                                  (In thousands except per share data)

                                            1997        1996       1995       1994       1993
                                            ----        ----       ----       ----       ----

Income Statement Data
  Interest and Dividend Income            $  8,404    $  7,529    $ 6,985    $ 5,532    $ 5,079
  Interest Expense                           3,671       3,268      2,782      1,958      1,813
                                          -----------------------------------------------------
  Net Interest and Dividend Income           4,733       4,261      4,203      3,574      3,266
  Provision for Loan Losses                      0           0          0       (190)       525
  Other Income                                 808         803        670        542        706
  Other Expense                              3,479       3,353      3,115      3,080      2,962
  Income Tax                                   860         714        733        510        193
                                          -----------------------------------------------------
  Net Income                              $  1,202    $    997    $ 1,025    $   716    $   312
                                          =====================================================

Balance Sheet Data (at end of period):
  Total Assets                            $112,875    $111,079    $99,242    $87,338    $82,023
  Net Loans                                 70,316      61,654     55,033     50,702     49,442
  Total Deposits                            94,317      92,048     85,163     74,201     69,343
  Total Stockholder's Equity                 8,740       7,878      7,501      6,701      6,339

Per Common Share Data
  Net Income                              $  10.17    $   8.43    $  8.67    $  6.06    $  2.64
  Cash dividends                              4.00        4.00       4.00       2.00       0.00
  Book Value                                 72.97       66.80      62.37      57.70      53.64


The Holding Company is newly organized and has no history of operations.

Capitalization

      The capitalization of the Bank at December 31, 1997, and the proposed capitalization of the Bank and the Holding Company prior to the consummation of the acquisition contemplated by the Plan of Acquisition and as adjusted to give effect to the acquisition, are as follows:

                                              December 31,        Prior to            Upon
                                                  1997         Acquisition(a)    Acquisition(a)
                                              ------------     --------------    --------------

Bank
  Shareholders' Equity:
    Common Stock - Par Value $5.00.......    $  590,945        $  590,945
      Authorized.........................     1,000,000 Shs     1,000,000 Shs
      Outstanding........................       118,189 Shs       118,189 Shs
  Surplus................................    $5,426,058        $5,426,058
    Undivided Profits....................    $2,607,781        $2,607,781
                                             ----------------------------
        Total Capital Funds..............    $8,624,784        $8,624,784
                                             ============================

Holding Company
  Shareholders' Equity:
    Common Stock - No Par Value..........                      $     0.00        $     0.00
    Authorized...........................                       1,000,000 Shs     4,000,000 Shs
    Issued...............................                               1(b)        827,323 Shs
  Surplus................................                      $     1.00        $6,017,003
    Undivided Profits....................                      $     0.00        $2,607,781
                                                               ----------------------------
        Total Capital Funds..............                      $     1.00        $8,624,784
                                                               ============================

--------------------
<Fa>  Where applicable, based on December 31, 1997 surplus and undivided profits of the Bank.
<Fb>  In order to effect the organization of the Holding Company, one share of its common stock has been issued to the firm of Craig and Macauley
      Professional Corporation for consideration of $1.00.  Upon consummation of the acquisition, such share shall be repurchased by the Holding Company for a cash price equal to that paid by such firm.

      The foregoing pro forma information does not give effect to expenses incurred in connection with the Plan of Acquisition.

                                 MANAGEMENT

      All Directors of the Bank immediately prior to the acquisition will, upon the consummation of the acquisition, be Directors of the Holding Company and will continue to be Directors of the Bank. It is not presently contemplated that the Directors and officers of the Holding Company will receive any compensation other than that received in their capacities as Directors and officers of the Bank.

Transactions With Management of Bank

      The Bank has had, currently has, and expects to continue to have in the future, banking transactions (including loans and extensions of credit) in the ordinary course of its business with its Directors and executive officers and various corporations of which they are officers. Such banking transactions have been and are on substantially the same terms, including interest rates, collateral and repayment conditions, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

                   DESCRIPTION OF THE BANK'S COMMON STOCK

Dividend Rights

      Holders of common stock of the Bank are entitled to receive such dividends as are declared by the Bank's Board of Directors out of funds legally available therefor.

Voting Rights - Cumulative Voting

      Each holder of common stock of the Bank is entitled to one vote for each share of stock held by him. The common stock of the Bank does not have cumulative voting rights in the selection of Directors. This means that the holders of more than 50% of the shares of common stock of the Bank voting for the election of Directors can elect 100% of the entire Board if they choose to do so, and in such event, the holders of the remaining shares voting for the election of Directors will not be able to elect any person or persons to the Board of Directors of the Bank at the meeting.

Liquidation Rights

      In the event of liquidation, the holders of common stock of the Bank will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

Preemptive Rights

      Holders of common stock of the Bank do not have any right to subscribe to any additional securities which may be issued by the Bank.

Dissenters' Rights

      Under certain circumstances set forth in the Massachusetts banking laws and upon compliance with statutory procedures applicable to dissenting shareholders, holders of the Bank's common stock are entitled to receive the value of the shares held by them.

Control Share Acquisitions

      The provisions of Chapter 110D of the General Laws of Massachusetts are not applicable to the Bank.

Other Matters

      Massachusetts banking laws contain a provision authorizing a pro rata assessment upon shareholders of the Bank to cover any impairment of capital, the assessment to be enforced only by sale, to the extent necessary, of the stock of the shareholder assessed. After the consummation of the acquisition, any such assessment would be paid by the Holding Company.

                    DESCRIPTION OF THE HOLDING COMPANY'S
                                COMMON STOCK

Dividend Rights

      Holders of the Holding Company's common stock will be entitled to receive such dividends as are declared by its Board of Directors out of funds legally available therefor.

Voting Rights

      The shares of common stock of the Holding Company will not have cumulative voting rights. This means that the holders of more than 50% of the shares of common stock of the Holding Company voting for the election of Directors can elect 100% of the class of Directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of Directors will not be able to elect any person or persons to the Board of Directors of the Holding Company at the meeting.

Liquidation Rights

      In the event of dissolution of the Holding Company and the liquidation thereof, the holders of common stock of the Holding Company will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

Preemptive Rights

      Holders of common stock of the Holding Company will not have any right to subscribe to any additional securities which may be issued by the Holding Company.

Dissenters' Rights

      Holders of the common stock of the Holding Company will, under certain circumstances set forth in the Massachusetts corporate laws, and upon compliance with statutory procedures, be entitled to receive the value of the shares held by them. Such circumstances may include, among other events, (i) the sale, lease, or exchange of all or substantially all of the Holding Company's property and assets, (ii) consolidation or merger of the Holding Company with another corporation or corporations, or (iii) the adoption of any amendment to the Holding Company's Articles of Organization which adversely affects the rights of a shareholder.

Control Share Acquisitions

      Sections 1 to 8, inclusive, of Chapter 110D of the General Laws of Massachusetts ("Chapter 110D") apply to most Massachusetts business corporations with more than 200 shareholders. Since the Holding Company will have more than 200 shareholders, Chapter 110D will apply to the Holding Company.

      Chapter 110D governs control share acquisitions. With certain exceptions, Chapter 110D defines a control share acquisition as an acquisition by a beneficial owner of shares, which, when combined with shares owned by the beneficial owner before the acquisition, gives the beneficial owner voting power of (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. Shares acquired in a control share acquisition are not entitled to vote unless authorized to do so by a majority of disinterested shareholders.

      Under certain circumstances, the Holding Company may have the right to buy shares to be acquired in a control share acquisition at the fair market value by including such a provision in its Articles of Organization or By-Laws. The Holding Company's Articles of Organization and By-Laws do not currently include such a provision. In addition, under certain circumstances, if shares acquired in a control share acquisition are authorized to vote, shareholders may be entitled to demand payment for their stock and an appraisal in accordance with the provisions of Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

      The foregoing does not purport to be a complete statement of the procedures to be followed in a control share acquisition.

Other Matters

      The common stock of the Holding Company will not have any redemptive provisions applicable thereto, and the shares, when issued upon consummation of the acquisition, will be fully paid and non-assessable.

                            FINANCIAL STATEMENTS

      The Bank's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1997 prepared in accordance with generally accepted accounting principles, has been previously furnished to shareholders. Additional copies of such Report may be obtained without charge upon request to: Kevin W. Nunes, Senior Vice President and Chief Financial Officer, Gloucester Bank & Trust Company, 2 Harbor Loop, Gloucester, MA 01930. Pro forma financial data concerning the Holding Company after its acquisition of the Bank is not presented since it would involve no meaningful change in the information contained in the Annual Report.

                                 LITIGATION

      There are no material pending legal proceedings to which the Bank is a party or to which any of its property is subject.

      The Holding Company is not involved in any litigation.

                            STOCKHOLDER PROPOSALS

      Proposals of stockholders of the Bank intended to be presented at the 1999 Annual Meeting of the Bank must be received by the Bank not later than January 31, 1999 to be included in the Bank's proxy statement and form of proxy relating to that meeting.

                            MISCELLANEOUS MATTERS

      Action will be taken on whatever other business may properly come before the meeting. Neither the Board of Directors nor anyone named in the solicited proxy is aware of any other matters to be considered at the Special Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies with respect to such matters in accordance with the recommendations of the Board of Directors.

      The Board of Directors urges you to mark, sign, date and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend, you may then withdraw your proxy, or you may withdraw your proxy by a subsequently dated proxy delivered to Kevin W. Nunes, Senior Vice President and Treasurer, Gloucester Bank & Trust Company, 2 Harbor Loop, Gloucester, MA 01930.

      Following the acquisition, the shareholders of the Holding Company will be furnished with annual financial statements of the Holding Company similar to those furnished by the Bank in the past.

                               LEGAL OPINIONS

      Legal matters relating to this Proxy Statement and Prospectus have been passed on by Craig and Macauley Professional Corporation, Boston, Massachusetts, special counsel to Gloucester Bank & Trust Company and GBT Bancorp.

                                       By Order of the Board of Directors

                                       David L. Marsh, President
                                       and Chief Executive Officer

Dated:  April 14, 1998

                                EXHIBIT A TO
                       PROXY STATEMENT AND PROSPECTUS

                             PLAN OF ACQUISITION


      Pursuant to Section 26B of Chapter 172 of the General Laws of
Massachusetts.

      This Plan of Acquisition (the "Plan") is dated as of March 20, 1998, and made between Gloucester Bank & Trust Company, a Massachusetts trust company (the "Bank") and GBT Bancorp, a Massachusetts corporation (the "Holding Company").

      The Bank is duly organized and validly existing under the laws of the Commonwealth of Massachusetts, with its principal office at 2 Harbor Loop, Gloucester, Massachusetts. The authorized capital stock of the Bank consists of 1,000,000 shares of Common Stock, par value $5.00 per share (the "Bank Stock"), of which 118,189 shares are issued and outstanding as of the date hereof.

      The Holding Company is a corporation, duly organized and validly existing under the laws of the Commonwealth of Massachusetts, with its principal office at 2 Harbor Loop, Gloucester, Massachusetts. The authorized capital stock of the Holding Company consists of 4,000,000 shares of Common Stock, no par value (the "Holding Company Common Stock"), none of which shares are issued and outstanding as of the date hereof.

      The Bank and the Holding Company have agreed that the Holding Company will acquire all of the issued and outstanding shares of Bank Stock in exchange for shares of Holding Company Common Stock pursuant to the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts and of this Plan. The Plan has been adopted and approved by a vote of a majority of all of the members of the board of directors of the Bank and by a vote of a majority of all of the members of the board of directors of the Holding Company. The officers of the Bank and of the Holding Company whose respective signatures appear below have been duly authorized to execute and deliver this Plan.

      NOW, THEREFORE, in consideration of the premises, the Bank and the Holding Company agree as follows:

      Section 1.  Approval and Filing of Plan
      ---------------------------------------

            1.1 The Plan shall be submitted for approval by the holders of Bank Stock at a meeting to be called and held in accordance with the applicable provisions of law. Notice of such meeting shall be published at least once a week for two successive weeks in a newspaper in Essex County, Commonwealth of Massachusetts. Both of said publications shall be at least fifteen days prior to the date of the meeting.

            1.2 Upon approval of the Plan by vote of the holders of two-thirds of the outstanding shares of Bank Stock as required by law, the Bank and the Holding Company shall complete the submission of the Plan to the Commissioner of Banks of the Commonwealth of Massachusetts (the "Bank Commissioner") for his approval and filing in accordance with the provisions of Section 26B of Chapter 172 of the General Laws of Massachusetts. The Plan shall be accompanied by such certificates of the respective officers of the Bank and the Holding Company as may be required by law and a written request from the Bank that the Plan not be filed in the office of the Bank Commissioner until such future time as the Bank Commissioner shall have received from the Bank and the Holding Company the written notice described in Subsection 2.1.

            1.3 If the requisite approval of the Plan is obtained at the meeting of holders of the Bank Stock referred to in Subsection 1.1, thereafter and until the Effective Time, as hereafter defined, the Bank shall issue certificates for Bank Stock, whether upon transfer or otherwise, only if such certificates bear a legend, the form of which shall be approved by the board of directors of the Holding Company, indicating that the Plan has been approved and that shares of Bank Stock evidenced by such certificates are subject to the acquisition of the Holding Company pursuant to the Plan.

      Section 2.  Definition of Effective Time
      ----------------------------------------

            2.1 The Plan shall become effective at 12:01 A.M. on the first business day following the date on which the Bank and the Holding Company advise the Bank Commissioner in writing (i) that all the conditions precedent to the Plan becoming effective specified in Section 5 have been satisfied and (ii) that the Plan has not been abandoned by the Bank or the Holding Company in accordance with the provisions of Section 6. Such time is hereafter called the "Effective Time."

      Section 3.  Actions at the Effective Time
      -----------------------------------------

            3.1 At the Effective Time, the Holding Company shall, without any further action on its part or on the part of the holders of the Bank Stock, automatically and by operation of law acquire and become the owner for all purposes of all the then issued and outstanding shares of the Bank Stock and shall be entitled to have issued to it by the Bank a certificate or certificates representing such shares. Thereafter, the Holding Company shall have full and exclusive power to vote such shares of the Bank Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

            3.2 At the Effective Time, the holders of the then issued and outstanding shares of the Bank Stock shall, without any further action on their part or on the part of the Holding Company, automatically and by operation of law cease to own such shares and shall instead become owners of seven shares of Holding Company Common Stock for each share of Bank Stock theretofore held by them. Thereafter, such persons shall have full and exclusive power to vote such shares of the Holding Company Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof. Notwithstanding any of the foregoing, any dissenting stockholder, as defined in Subsection 7.1, shall have such rights as are provided by Subsection 7.2 and by the laws of the Commonwealth of Massachusetts.

            3.3 At the Effective Time, all previously issued and outstanding certificates representing shares of Bank Stock (the "Old Certificates") shall automatically and by operation of law cease to represent shares of Bank Stock or any interest therein and each Old Certificate shall instead represent the ownership by the holder thereof of seven shares of Holding Company Common Stock for each share of Bank Stock theretofore held by them. No holder of an Old Certificate shall be entitled to vote the shares of Bank Stock formerly represented by such certificate, or to receive dividends thereon, or to exercise any other rights of ownership in respect thereof.

      Section 4.  Actions After the Effective Time
      --------------------------------------------

            As soon as practicable and in any event not more than 30 days after the Effective Time:

            4.1 The Holding Company shall deliver to the Bank as agent for the then holders of Old Certificates (other than Old Certificates representing shares of Bank Stock as to which appraisal rights shall have been effected), a certificate or certificates for the aggregate number of shares of Holding Company Stock ("New Certificate"), to which said holders shall be entitled. Each such holder shall surrender his Old Certificate at the principal office of the Bank and receive in exchange therefor a New Certificate for seven shares of Holding Company Stock for each share of Bank Stock theretofore held by them. Until so surrendered, each Old Certificate shall be deemed, for all corporate purposes, to evidence the ownership of the number of shares of common stock of the Holding Company which the holder thereof would be entitled to receive upon its surrender, except that the Holding Company may withhold, from the holder of shares represented by such Old Certificate, distribution of any or all dividends declared by the Holding Company on such shares until such time as such Old Certificate shall be surrendered in exchange for one or more New Certificates, at which time dividends so withheld by the Holding Company with respect to such shares shall be delivered, without interest thereon, to the shareholder to whom such New Certificates are issued.

            4.2 The Holding Company shall publish, in a newspaper or newspapers of general circulation in the Town of Gloucester, Essex County, Commonwealth of Massachusetts, a notice to the holders of all Old Certificates, specifying the Effective Time of the Plan and notifying such holders to present their Old Certificates to the Bank for exchange. Such notice shall likewise be given by mail to such holders at their addresses on the Bank's records.

      Section 5.  Conditions Precedent
      --------------------------------

            This Plan and the acquisition provided for herein shall not become effective unless all of the following first shall have occurred:

            5.1 The Plan shall have been approved by a vote at a meeting of the holders of two-thirds of the outstanding Bank Stock.

            5.2 The Plan shall have been approved by the Bank Commissioner and a copy of the Plan with his approval endorsed thereon shall have been filed in his office, all as provided in Section 26B of Chapter 172 of the General Laws of Massachusetts.

            5.3 The Board of Governors of the Federal Reserve System shall have approved the Notice of the formation of the Holding Company.

            5.4 The Bank shall have received favorable rulings from the Internal Revenue Service or a favorable opinion from its counsel, in either case satisfactory in form and substance to the Bank, with respect to the federal income tax consequences of the Plan and the acquisition contemplated thereby.

            5.5 The Bank and the Holding Company shall have obtained all other consents, permissions, agreements and approvals and taken all actions required by law or agreement, or deemed necessary, by the Bank or the Holding Company, prior to the consummation of the acquisition provided for by the Plan and to the Holding Company's having and exercising all rights of ownership with respect to all of the outstanding shares of Bank Stock acquired by it thereunder.

      Section 6.  Abandonment of Plan
      -------------------------------

            6.1 The Plan may be abandoned by either the Bank or the Holding Company at any time before the Effective Time in the event that:

                  (a) The number of shares of Bank Stock owned by Dissenting Stockholders as hereinafter defined, shall make consummation of the acquisition contemplated by the Plan unwise in the opinion of the Bank or the Holding Company,

                  (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the Plan which shall make consummation of the acquisition inadvisable in the opinion of the Bank or the Holding Company; or

                  (c) For any other reason consummation of the acquisition contemplated by the Plan is inadvisable in the opinion of the Bank or the Holding Company.

      Such abandonment shall be effected by written notice by either the Bank or the Holding Company to the other of them, authorized or approved by the Board of Directors of the party giving such notice. Upon the giving of such notice, this Plan shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Bank or the Holding Company or the directors, officers, employees, agents or stockholders of either of them. In the event of abandonment of the Plan, the Bank shall pay the fees and expenses incurred by itself and the Holding Company in connection with the Plan and the proposed acquisition. If either party hereto gives written notice of termination to the other party pursuant to this section, the party giving such written notice shall simultaneously furnish a copy thereof to the Bank Commissioner.

      Section 7.  Rights of Dissenting Stockholders
      ---------------------------------------------

            7.1 "Dissenting Stockholders" shall mean those holders of the Bank Stock who file with the Bank before the taking of the vote on the Plan written objection to the Plan stating that they intend to demand payment for their shares of the Bank Stock if the Plan is consummated and whose shares are not voted in favor of the Plan.

            7.2 Each Dissenting Stockholder who complies with the provisions of Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts and all other applicable provisions of law shall be entitled to receive from the Bank payment of the fair value of his shares of Bank Stock upon surrender by such holder of the certificates which previously represented shares of Bank Stock. Certificates so obtained by the Bank, upon payment of the fair value of such shares as provided by law, shall be canceled. Shares of Holding Company Stock to which Dissenting Stockholders would have been entitled had they not dissented shall be deemed to constitute authorized but unissued shares of Holding Company Stock and may be sold or otherwise disposed of by the Holding Company at the discretion of, and on such terms as may be fixed by, its board of directors.

      Section 8.  Governing Law
      -------------------------

            The Plan shall take effect as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      Section 9.  Counterparts
      ------------------------

            The Plan may be executed in several identical counterparts, each of which when executed by the parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument.
In making proof of the Plan, it shall not be necessary to produce or account for more than one such counterpart.

      IN WITNESS WHEREOF, the parties hereto have caused this Plan of Acquisition to be duly executed this 20th day of March, 1998, and their corporate seals to be hereunto affixed.

                                       GBT BANCORP


Corporate Seal                         By:  /s/  David L. Marsh
                                          ---------------------------------
                                          David L. Marsh, President

Attest:


/s/  Marianne Smith
------------------------------
Marianne Smith, Clerk

                                       GLOUCESTER BANK & TRUST COMPANY


Corporate Seal                         By:  /s/  David L. Marsh
                                          ---------------------------------
                                          David L. Marsh, President

Attest:


/s/  Kevin W. Nunes
------------------------------
Kevin W. Nunes, Secretary

                                EXHIBIT B TO
                       PROXY STATEMENT AND PROSPECTUS

                       Sections 85-98 of Chapter 156B
                    Massachusetts General Laws Annotated


[SECTION] 85.  Dissenting stockholder; right to demand payment for stock;
               exception.

      A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

[SECTION] 86.  Selections applicable to appraisal; prerequisites.

      If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

[SECTION] 87.  Statement of rights of objecting stockholders in notice of meeting; form.

      The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

      "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

[SECTION] 88.  Notice of effectiveness of action objected to.

      The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

[SECTION] 89.  Demand for payment; time for payment.

      If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

[SECTION] 90.  Demand for determination of value; bill in equity; venue.

      If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

[SECTION] 91.  Parties to suit to determine value; service.

      If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

[SECTION] 92.  Decree determining value and ordering payment; valuation date.

      After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

[SECTION] 93.  Reference to special master.

      The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

[SECTION] 94.  Notation on stock certificates of pendency of bill.

      On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

[SECTION] 95.  Costs; interest.

      The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

[SECTION] 96.  Dividends and voting rights after demand for payment.

      Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

      (1) A bill shall not be filed within the time provided in section ninety;

      (2)   A bill, if filed, shall be dismissed as to such stockholder; or

      (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

      Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

[SECTION] 97.  Status of shares paid for.

      The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

[SECTION] 98.  Exclusive remedy; exception.

      The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                EXHIBIT C TO
                       PROXY STATEMENT AND PROSPECTUS

                          Certain Provisions of the
                         Articles of Organization of
                                 GBT BANCORP

      The provisions of the Articles of Organization of GBT Bancorp (the "Holding Company") referred to in the foregoing Proxy Statement and Prospectus are set forth in their entirety below.

      1. The provisions of the Articles of Organization (the "Charter") relating to the classification of the Board of Directors are contained in
Section 3 of Article 6 of the Charter and read in their entirety as follows:

            3. The Board of Directors shall be divided into three classes: Class 1, Class 2, and Class 3, which shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such Director was elected; provided, however, that each initial Director in Class 1 shall hold office until the Annual Meeting of Stockholders in 1999; each initial Director in Class 2 shall hold office until the Annual Meeting of Stockholders in 2000; and each initial Director in Class 3 shall hold office until the Annual Meeting of Stockholders in 2001.

      Section 3 of Article 6 of the Charter may not be altered, amended or repealed except by the affirmative vote of at least eighty percent of the shares of each class of the stock of the Holding Company outstanding and entitled to vote.

      2. The provisions of the Charter which govern the Holding Company's ability to enter into mergers, consolidations and certain other business combinations are contained in Section 5 of Article 6 of the Charter and read in their entirety as follows:

            5. (a) Neither this corporation nor any of its subsidiaries shall be a party to any of the transactions specified in this Section 5(a) (a "Subject Transaction") or enter into any agreement providing for any Subject Transaction unless one or more of the conditions specified in Section 5(b) below shall have been satisfied:

                  (i) any merger or consolidation (whether in a single transaction or a series of related transactions) other than a merger or consolidation of this corporation and any of its subsidiaries or a merger or consolidation of any subsidiaries of this corporation;

                  (ii) any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of this corporation or any of its subsidiaries, including its goodwill;

                  (iii) the issuance of any securities, or of any rights, warrants, or options to acquire any securities of this corporation or any of its subsidiaries, to any stockholder other than by stock dividend declared and paid to all stockholders of this corporation or pursuant to an employee stock ownership plan or an employee stock option plan established by this corporation;

                  (iv) any reclassification of the stock of this corporation or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of this corporation or any of its subsidiaries held by any person; or

                  (v) the dissolution of this corporation or any subsidiary thereof or any partial or complete liquidation of this corporation or any subsidiary thereof.

                  (b) This corporation or any of its subsidiaries may enter into any Subject Transaction if one or more of the following conditions shall have been satisfied and any additional approval or consent required by law shall have been obtained:

                  (i) the Subject Transaction shall have been approved by the holders of at least eighty percent (80%) of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter, and by at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter which are not owned, directly or indirectly, by the entity (a) other than this corporation, which is a party to the proposed merger or consolidation, (b) to which the assets of this corporation are proposed to be sold, leased, exchanged, transferred or distributed, or to which securities of this corporation or any of its subsidiaries are proposed to be issued or whose ownership share of this corporation or any of its subsidiaries is proposed to be increased, (c) or to which the assets of this corporation are proposed to be distributed on any dissolution or liquidation (such entity together with any subsidiary or affiliate being referred to as the "Receiving Entity");

                  (ii) the Subject Transaction shall have been approved by at least eighty percent (80%) of the Directors of this corporation not affiliated with (or owners, either directly or indirectly, of shares of) the Receiving Entity (the "Unaffiliated Directors"); or

                  (iii) the Subject Transaction shall have been approved by a majority of Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of stock of this corporation.

                  (c) Notwithstanding the foregoing, a Subject Transaction shall not be subject to the requirements of Section 5(b) if:

                  (i) the Subject Transaction is approved by the holders of at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter, and by the holders of at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter not owned, directly or indirectly, by the Receiving Entity; and

                  (ii) the aggregate of the cash and fair market value of all consideration to be paid per share to the holders of the Common Stock of this corporation in connection with the Subject Transaction (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the greater of: (a) the highest price per share paid by the Receiving Entity in acquiring any of this corporation's Common Stock; or (b) an amount which is at least four times the per share book value of this corporation's Common Stock as of the last day of the most recent fiscal quarterly period of this corporation preceding the date of the vote of stockholders approving the Subject Transaction; provided, however, that the consideration to be paid to the holders of the Common Stock of this corporation shall be in the same form as that paid by the Receiving Entity in acquiring the shares of the Common Stock held by it except to the extent that any stockholder of this corporation shall otherwise agree.

      Section 5 of the Articles may not be amended or repealed except by the affirmative vote of at least eighty percent of the shares of each class of stock of the Holding Company outstanding and entitled to vote.

                                EXHIBIT D TO
                       PROXY STATEMENT AND PROSPECTUS

                          Certain Provisions of the
                                 By-Laws of
                                 GBT Bancorp


      The provisions of the By-Laws of GBT Bancorp (the "Holding Company") referred to in the foregoing Prospectus and Proxy Statement are set forth in their entirety below.

      1. The provisions of the By-Laws of the Holding Company (the "By-Laws") defining the causes for which directors may be removed from office are contained in Article II, Section 6 of the By-Laws and read in their entirety as follows:

            6. Removal. (a) A Director may be removed from office (i) for cause by vote of a majority of the stockholders entitled to vote in the election of Directors, provided that the Directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of such class or
      (ii) for cause by vote of a majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

                  (b) For purposes of this Article II, Section 6, the term "cause" shall be deemed to refer to the following acts or events: (i) an adjudication, by a court of competent jurisdiction, that a Director has been negligent or has engaged in deliberate misconduct in carrying out his duties as an officer or Director of the corporation, or has breached his fiduciary duty as an officer or Director of the corporation; (ii) the determination, by a majority of the remaining Directors of the corporation, that a Director's acts or omissions have been in derogation of his duties as an officer or Director of the corporation; (iii) a Director shall have been convicted of a felony by a court of competent jurisdiction, and such conviction shall remain in effect beyond the expiration of all applicable appeal periods; (iv) a Director shall have been granted immunity to testify in any proceeding in which another individual shall have been convicted of a felony; (v) a Director shall cease to fulfill the qualifications required of Directors by Article II, Section 2, of these By-Laws; and (vi) a Director shall have been determined by a majority of the remaining Directors to be mentally incompetent or otherwise unable to perform his duties as a Director of the corporation.

      The provisions of Article II, Section 2 referred to in Article II,
Section 6 are set forth in Number 2 immediately below.

      2. The provisions of the By-Laws which define the qualifications which individuals must satisfy in order to be eligible to become directors of the Holding Company are contained in Article II, Section 2 of the By-Laws, and read in their entirety as follows:

            2. Election and Eligibility. A Board of Directors of such number as shall be fixed by the stockholders shall be elected by the stockholders at the annual meeting. Unless waived by the affirmative vote of at least two-thirds of the stockholders or two-thirds of the Directors then in office, no person shall be eligible to be a director of the corporation unless such person: (1) is not, and has not been for a period of at least six (6) months prior to the date of his election, an officer or director of any bank (other than a subsidiary of the corporation), any bank holding company (as defined in Section 2 of the Bank Holding Company Act of 1956, as amended) or any company in competition with the corporation or any subsidiary thereof; and (2) has been a United States citizen for at least six (6) months.

      3. The provisions of the By-Laws which limit the number of new directorships which may be created in any one year are contained in Article II, Section 4 of the By-Laws and read in their entirety as follows:

            4. Enlargement of the Board. The number of the Board of Directors may be increased and one or more additional Directors elected at any annual or special meeting of the stockholders or by vote of a majority of the Directors then in office. The Board of Directors may not be enlarged by the addition of more than two Directors in any year, exclusive of increases in the number of the Board of Directors in connection with the issuance of preferred stock.

                                   PART II
                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20:    Indemnification of Directors and Officers

      Each Director, officer, employee or agent of the Holding Company, and each person who serves at the request of the Holding Company ("Requested Capacity") as a Director, officer, employee or agent of another organization or who serves at the request of the Holding Company in any capacity with respect to any employee benefit plan is indemnified under the By-Laws of the Holding Company against expenses or loss provided that no indemnification shall be provided for any person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Holding Company. The Holding Company may purchase and maintain indemnity insurance, to the extent permitted by Massachusetts law, on behalf of any person who is or was a Director, officer, employee or agent of the Holding Company or is or was serving in a Requested Capacity of another entity or of any employee benefit plan.

Item 21:    Exhibits Filed

Number                                  Exhibit
------                                  -------

 2 Plan of Acquisition dated March 20, 1998 between Gloucester Bank & Trust Company and Registrant (attached to Proxy Statement and Prospectus as Exhibit A).

 3.1       Articles of Organization of Registrant.

 3.2       By-Laws of Registrant.

 5         Opinion of counsel regarding legality.

 8         Opinion of counsel regarding tax matters.

 10.1 Employment Agreement dated January 1, 1993 between Gloucester Bank & Trust Company and David L. Marsh, President of Registrant and Gloucester Bank & Trust Company

 10.2 Special Termination Agreement dated December 30, 1986 between Gloucester Bank & Trust Company and David L. Marsh, President of Gloucester Bank & Trust Company and the Registrant

 24.1 Consent of Craig and Macauley Professional Corporation (contained in its opinion filed as Exhibit 5).

 99.1 Form of President's letter to Shareholders of Gloucester Bank & Trust Company.

 99.2 Form of Notice of Special Meeting in Lieu of the Regular Annual Meeting of Shareholders of Gloucester Bank & Trust Company.

 99.3 Form of Proxy to be delivered to Shareholders of Gloucester Bank & Trust Company.

Item 22:    Undertakings

      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 thereunder, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Gloucester, Commonwealth of Massachusetts on March 20, 1998.


                                       GBT BANCORP


                                       By:  /s/  David L. Marsh
                                          ---------------------------------
                                          David L. Marsh

Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                            Title                          Date
----                                            -----                          ----

/s/  David L. Marsh,            President and Chief Executive Officer     March 20, 1998
---------------------------     (Principal Executive Officer)
David L. Marsh


/s/  Kevin W. Nunes,            Treasurer (Principal Financial Officer     March 20, 1998
---------------------------     and Principal Accounting Officer)
Kevin W. Nunes



                         ,      Director
---------------------------
Charles J. Ciaramitaro


/s/                      ,      Director
---------------------------
Francis J. Elliott, Jr.


/s/  Kenneth W. Gleason,        Director           March 20, 1998
---------------------------
Kenneth W. Gleason


/s/  David L. Marsh,            Director           March 20, 1998
---------------------------
David L. Marsh




                         ,      Director
---------------------------
Nicholas C. Psalidas


/s/  Robert J. Ryan, Sr.,       Director           March 20, 1998
---------------------------
Robert J. Ryan, Sr.


/s/  Donald E. Sudbay, Jr.,     Director           March 20, 1998
---------------------------
Donald E. Sudbay, Jr.

                                EXHIBIT INDEX



    Number                             Exhibit                                Page
    ------      -------------------------------------------------------      ------

      2         Plan of Acquisition dated March 20, 1998 between
                Gloucester Bank & Trust Company and Registrant attached to Proxy Statement and Prospectus as Exhibit A

      3.1       Articles of Organization of Registrant

      3.2       By-Laws of Registrant

      5         Opinion of counsel regarding legality

      8         Opinion of counsel regarding tax matters

     10.1       Employment Agreement dated January 1, 1993 between
                Gloucester Bank & Trust Company and David L. Marsh,
                President of Registrant and Gloucester Bank & Trust
                Company

     10.2 Special Termination Agreement dated December 30, 1986 between Gloucester Bank & Trust Company and David L.
                Marsh, President of Registrant and Gloucester Bank &
                Trust Company

     24.1       Consent of Craig and Macauley Professional Corporation
                (contained in its opinion filed as Exhibit 5)

     99.1       Form of President's letter to Shareholders of Gloucester
                Bank & Trust Company

     99.2       Form of Notice of Special Meeting In Lieu of the Regular
                Annual Meeting of Shareholders of Gloucester Bank &
                Trust Company

     99.3 Form of Proxy to be delivered to Shareholders of Gloucester Bank & Trust Company
